                                                                  EXHIBIT 2.4

                            ASSET PURCHASE AGREEMENT





                                 BY AND BETWEEN





                              ELCOM OF OHIO, INC.



                                      AND



                             STC BROADCASTING, INC.





                                  DATED AS OF



                                 JULY 24, 1998

                               TABLE OF CONTENTS


                                                                                                            Page

ARTICLE 1 DEFINITIONS AND REFERENCES..........................................................................1

ARTICLE 2 SALE AND PURCHASE OF ASSETS; PURCHASE PRICE; ADJUSTMENTS; ASSUMPTION OF LIABILITY...................7
         2.1 Purchase of Assets...............................................................................7
         2.2 Excluded Assets..................................................................................9
         2.3 Escrow Deposit..................................................................................10
         2.4 Purchase Price..................................................................................10
         2.5 Payment of Purchase Price.......................................................................12
         2.6 Assumption of Liabilities and Obligations.......................................................12

ARTICLE 3 REPRESENTATIONS AND WARRANTIES BY SELLER...........................................................12
         3.1 Organization and Standing.......................................................................12
         3.2 Authorization...................................................................................13
         3.3 Compliance with Laws............................................................................13
         3.4 Required Consents; No Conflicts.................................................................13
         3.5 Financial Statements............................................................................14
         3.6 Absence of Certain Changes or Events............................................................14
         3.7 Absence of Litigation...........................................................................15
         3.8 Ownership and Condition of Elcom Assets.........................................................15
         3.9 FCC Matters.....................................................................................17
         3.10 Intellectual Property..........................................................................18
         3.11 Reports and Records............................................................................18
         3.12 Material Contracts.............................................................................18
         3.13 Taxes..........................................................................................20
         3.14 Employee Benefit Plans.........................................................................20
         3.15 Labor Relations................................................................................21
         3.16 Environmental Matters..........................................................................22
         3.17 Insurance......................................................................................23
         3.18 Cable Systems..................................................................................23
         3.19 Necessary Assets...............................................................................23

ARTICLE 4 REPRESENTATIONS AND WARRANTIES BY BUYER............................................................24
         4.1 Organization and Standing.......................................................................24
         4.2 Authorization...................................................................................24
         4.3 Compliance with Laws............................................................................24
         4.4 Qualification of Buyer..........................................................................24
         4.5 Absence of Litigation...........................................................................25
         4.6 No Other Representation.........................................................................25
         4.7 Bankruptcy......................................................................................25
         4.8 Required Consents; No Conflicts.................................................................25
         4.9 Financing.......................................................................................26

ARTICLE 5 PRE-CLOSING FILINGS AND UNDERTAKINGS...............................................................26
         5.1 Applications for FCC Consent....................................................................26



         5.2 Hart-Scott-Rodino...............................................................................26
         5.3 Sharing Information.............................................................................26

ARTICLE 6 COVENANTS AND AGREEMENTS OF SELLER.................................................................27
         6.1 Negative Covenants..............................................................................27
         6.2 Affirmative Covenants...........................................................................28
         6.3 Confidentiality.................................................................................31

ARTICLE 7 COVENANTS AND AGREEMENTS OF BUYER..................................................................32
         7.1 Confidentiality.................................................................................32
         7.2 Actions.........................................................................................32
         7.3 Access..........................................................................................32
         7.4 Notice of Certain Events........................................................................33
         7.5 Compliance with Laws............................................................................33
         7.6 Use of Name and Logo............................................................................33

ARTICLE 8 MUTUAL COVENANTS AND UNDERSTANDINGS OF SELLER AND BUYER............................................33
         8.1 Possession and Control..........................................................................33
         8.2 Risk of Loss....................................................................................33
         8.3 Public Announcements............................................................................34
         8.4 Employee Matters................................................................................34
         8.5 Collection of Accounts Receivable...............................................................35
         8.6 Preservation of Books and Records...............................................................36

ARTICLE 9 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE................................................36
         9.1 Representations and Covenants...................................................................36
         9.2 Consents........................................................................................37
         9.3 Delivery of Documents...........................................................................37
         9.4 FCC Order.......................................................................................37
         9.5 Legal Proceedings...............................................................................37
         9.6 Hart-Scott-Rodino...............................................................................37
         9.7 Title Insurance; Survey.........................................................................38
         9.8 Tower Lease.....................................................................................38
         9.9 Material Adverse Effect.........................................................................38

ARTICLE 10 CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE..............................................38
         10.1 Representations and Covenants..................................................................38
         10.2 Delivery by Buyer..............................................................................38
         10.3 FCC Order......................................................................................38
         10.4 Legal Proceedings..............................................................................39
         10.5 Hart-Scott-Rodino..............................................................................39

ARTICLE 11 THE CLOSING.......................................................................................39
         11.1 Closing........................................................................................39
         11.2 Delivery by Seller.............................................................................39
         11.3 Delivery by Buyer..............................................................................41

ARTICLE 12 SURVIVAL; INDEMNIFICATION.........................................................................42
         12.1 Survival of Representations, Warranties and Covenants..........................................42




         12.2 Indemnification................................................................................43

ARTICLE 13 TERMINATION.......................................................................................45
         13.1 Termination....................................................................................45
         13.2 Effect of Termination..........................................................................45

ARTICLE 14 REMEDIES..........................................................................................46
         14.1 Default by Seller..............................................................................46
         14.2 Default by Buyer; Liquidated Damages...........................................................46
         14.3 Remedies Not Exclusive.........................................................................46
         14.4 Specific Performance...........................................................................46
         14.5 Other Termination..............................................................................47

ARTICLE 15 GENERAL PROVISIONS................................................................................47
         15.1 Further Assurances.............................................................................47
         15.2 Brokers........................................................................................47
         15.3 Expenses.......................................................................................47
         15.4 Mail...........................................................................................48
         15.5 Notices........................................................................................48
         15.6 Waiver.........................................................................................49
         15.7 Benefit and Assignment.........................................................................50
         15.8 Entire Agreement; Amendment....................................................................50
         15.9 Severability...................................................................................50
         15.10 Headings......................................................................................51
         15.11 Governing Law.................................................................................51
         15.12 Signature in Counterparts.....................................................................51


                                     EXHIBITS


         Exhibit A         Form of Bill of Sale and Assignment and Assumption Agreement

         Exhibit B         Form of Assignment of FCC License

         Exhibit C         Form of Raycom Joinder Agreement

         Exhibit D         Longley-Rice Coverage Pattern



                               INDEX OF SCHEDULES


                  2.1(a)       FCC Licenses
                  2.1(b)       Real Property
                  2.1(c)       Tangible Personal Property
                  2.1(d)       Intellectual Property
                  2.1(e)       Contracts
                  2.1(f)       Vehicles
                  2.1(j)       Certain Securities
                  2.4(b)       Deposits, Reserves, Prepaid and Deferred Items
                  3.1(a)       Organization and Standing
                  3.4(a)       Consents
                  3.4(b)       No Conflicts
                  3.5          Financial Statements
                  3.6          Absence of Certain Changes or Events
                  3.7          Litigation
                  3.9(a)       FCC Matters
                  3.12(b)      Material Contracts (enforceability exceptions)
                  3.12(c)      Affiliated Transactions
                  3.13(b)      Taxes
                  3.14(a)      Employee Benefit Plans
                  3.15         Labor Relations
                  3.16(d)      Environmental Matters
                  3.16(e)      Underground Storage Tanks, PCBs and Asbestos
                  3.17         Insurance
                  6.1(d)       Employee Matters
                  9.2(b)       Required Program Contract Consents
                  9.8          Tower Lease Terms


                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of July 24, 1998, by and between ELCOM OF OHIO, INC., a Delaware corporation (the "Seller"), and STC BROADCASTING, INC., a Delaware corporation (the "Buyer").


                                    RECITALS


         A. Seller owns and operates WUPW-TV, Channel 36, a television station in Toledo, Ohio (the "Station").

         B. Seller desires to sell, and Buyer desires to purchase, all of the assets used or useful in connection with the operation of the Station, all in accordance with and subject to the terms and conditions set forth below.

         C. Unless otherwise specifically provided herein, all references to schedules set forth in this Agreement refer to the numbered sections contained in a separate document of even date herewith (the "Disclosure Schedules") delivered by the Seller to the Buyer which schedules and information set forth therein are incorporated by reference in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                           DEFINITIONS AND REFERENCES

         Unless the context otherwise specifies or requires, capitalized terms used herein without definition shall have the respective meanings assigned thereto as follows (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement.

         "ACCOUNTS PAYABLE" means all accounts payable of Seller billed to Seller by third party vendors in the Ordinary Course of Business as of the Effective Time.

         "ACCOUNTS RECEIVABLE" means all accounts receivable of Seller (other than accounts receivable in respect of trade, barter or similar arrangements for the sale of advertising time) accrued in accordance with GAAP in the Ordinary Course of Business as of the Effective Time.

         "ADDITIONAL AGREEMENTS" means any and all Contracts, agreements and leases executed and delivered by Seller between the date hereof and the Closing Date in accordance with Section 6.1.

         "AFFILIATE" means a Person controlling, controlled by or under common control with another Person specified herein. The term "control" means the possession, direct or indirect, of





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

the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the holding of proxies, by contract other than a commercial contract for goods or non-management services, or otherwise. Control is presumed to exist if any Person, directly of indirectly, owns, controls, holds with the power to vote, or holds shareholders, proxies representing 10% or more of the voting securities of any other Person, or holds or controls sufficient proxies to elect the majority of the board of directors of any other Person.

         "ASSIGNMENT APPLICATIONS" shall have the meaning specified in
Section 5.1.

         "ASSIGNMENT OF FCC LICENSES" means an Assignment of FCC Licenses, in substantially the form attached as Exhibit B hereto, executed by the Seller pursuant to which, effective as of the Closing Date, Seller shall assign, transfer and convey to Buyer all of the FCC Licenses of the Station.

         "ASSUMED LIABILITIES" shall have the meaning ascribed to it in
Section 2.6.

         "BASKET AMOUNT" shall have the meaning specified in Section 12.2(c)(i).

         "BENEFIT ARRANGEMENT" means any benefit arrangement, program, obligation, custom or practice, whether or not legally enforceable, providing for benefits including bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit which is not a Scheduled Employment Contract (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

         "BILL OF SALE" means a Bill of Sale and Assignment and Assumption Agreement, dated as of the Closing Date and executed by the Buyer and the Seller, substantially in the form attached hereto as Exhibit A, pursuant to which, effective as of the Closing Date, (i) Seller shall assign, transfer and convey to Buyer the Elcom Assets, except for the FCC Licenses of the Station, and (ii) Buyer shall assume the Assumed Liabilities, insofar as such Assumed Liabilities relate to the period and events occurring after the Effective Time.

         "BUSINESS DAY" means a day other than a Saturday or a Sunday on which banks in Ohio are not authorized or required by law or executive order to close.

         "BUYER DOCUMENTS" means, collectively, this Agreement, the Escrow Agreement, the Bill of Sale and any other agreement to be executed and delivered by the Buyer hereunder, or as otherwise contemplated herein.

         "BUYER INDEMNIFIED PARTIES" shall have the meaning specified in
Section 12.2(a).

         "CLOSING" means the closing of the purchase, assignment and sale of the Elcom Assets.

         "CLOSING DATE" means the time and date on which the Closing takes place, as established by Section 11.1.

         "CODE" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto.

         "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended, and the rules and regulations of the FCC promulgated pursuant thereto.

         "CONSENTS" means those consents, permits, or approvals of third parties, including any Governmental Authority, which are necessary to transfer the Elcom Assets to Buyer or otherwise to consummate the transactions contemplated hereby.

         "CONTRACTS" shall have the meaning set forth in Section 2.1(e).

         "CURRENT BALANCE SHEET DATE" shall have the meaning specified in
Section 3.5.

         "DESIGNATED EMPLOYEE" shall have the meaning specified in
Section 8.4(a).

         "DIRECT CLAIM" shall have the meaning specified in Section 12.2(d)(v).

         "DIRECT CLAIM NOTICE" shall have the meaning specified in
Section 12.2(d)(v).

         "EFFECTIVE TIME" means 12:01 a.m., Ohio time on the Closing Date.

         "ELCOM ASSETS" shall have the meaning specified in Section 2.1.

         "ELCOM EMPLOYEE BENEFIT PLANS" shall have the meaning specified in
Section 3.14.

         "ENCUMBRANCES" means any mortgages, pledges, liens, claims, security interests, agreements, restrictions, defects in title, easements, rights-of-way or encumbrances and other matters affecting title.

         "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss. 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. ss. 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. ss. 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. ss. 7401 et seq.; or any other applicable federal, state, or local laws relating to the protection of the environment from Hazardous Materials, including any plans, rules, regulations, orders, or ordinances adopted, pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now or hereafter in effect relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto.

         "ESCROW AGENT" means United Bank or its successors, as escrow agent under the Escrow Agreement.

         "ESCROW AGREEMENT" means the Deposit Escrow Agreement of even date herewith among Buyer, Seller, and the Escrow Agent pursuant to the terms of which the Escrow Deposit will be held and disbursed.

         "ESCROW DEPOSIT" means the amount set forth in Section 2.3, which amount shall be held and disbursed pursuant to the terms of the Escrow Agreement.

         "EXCLUDED ASSETS" shall have the meaning specified in Section 2.2.

         "FAA" means the Federal Aviation Administration.

         "FCC" means the Federal Communications Commission.

         "FCC LICENSES" shall have the meaning specified in Section 2.1(a).

         "FCC ORDER" means an order or orders of the FCC, or of the Chief Mass Media Bureau of the FCC, acting under delegated authority, consenting to the assignment to Buyer of the FCC Licenses for the Station without any conditions adverse to the Buyer.

         "FINAL ORDER" means an FCC Order as to which the time for filing a request for administrative or judicial review, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or, in the event of such filing or review sua sponte, as to which such filing or review shall have been disposed of favorably and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

         "GAAP" means generally accepted accounting principles applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

         "HART-SCOTT-RODINO" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto.

         "HSR FILING" shall have the meaning specified in Section 5.2.

         "HAZARDOUS MATERIALS" means any wastes, substances, or materials (whether solids, liquids or gases) that are deemed as hazardous, toxic, pollutants or contaminants under any Environmental Law, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. "Hazardous Materials" includes, without limitation, polychlorinated biphenyls (PCBs), asbestos, lead-based paints and petroleum and petroleum products.

         "INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the respective meanings specified in Section 12.2(c)(i).

         "INDEPENDENT ACCOUNTING FIRM" means any "Big Six" accounting firm or its successor, except the respective independent public accountants of Seller, Buyer and their respective Affiliates.

         "INTELLECTUAL PROPERTY" shall have the meaning specified in
Section 2.1(d).

         "IRS" means the Internal Revenue Service.

         "LAWS" means any statute, law, code, ordinance, regulation, rule, resolution, order, determination, writ, injunction, award (including, without limitation, any award of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and assets thereof (including, without limitation, Laws relating to the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

         "LIABILITIES" means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books and records.

         "LOSSES" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages (including diminution in value), liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation to, interest, penalties and reasonable attorneys' fees and disbursements.

         "MARKET CABLE SYSTEM" shall mean all U.S. cable systems located within any particular station's market, as defined in Section 76.55 of the FCC regulations.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, property, condition (financial or otherwise) of the Elcom Assets (other than the Excluded Assets), the Seller or the Station, taken as a whole.

         "MATERIAL CONTRACTS" shall have the meaning specified in
Section 3.12(a).

         "MULTIEMPLOYER PLAN" means any Plan described in Section 3(37) of ERISA.

         "NON-TRANSFERRED EMPLOYEE" shall have the meaning specified in
Section 8.4(a).

         "ORDINARY COURSE OF BUSINESS" means, with respect to Seller, the ordinary course of business, consistent with past practices, of Seller or the Station.

         "PERMITTED ENCUMBRANCES" means (a) easements that do not materially adversely affect the full use and enjoyment of any Real Property for the purposes for which such Real Property is currently used or detract from the value of such Real Property in any material respect; (b) liens for taxes not yet due and payable; and (c) liens of Seller's lenders, all of which shall be removed at the Closing.

         "PERSON" means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory authority or other form of business or legal entity or Governmental Authority.

         "PLAN" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA.

         "PROGRAM CONTRACT" shall have the meaning set forth in
Section 3.12(a)(vii).

         "PURCHASE PRICE" means the purchase price for the Elcom Assets, payable by Buyer as specified in Section 2.4.

         "RAYCOM JOINDER AGREEMENT" means a Joinder Agreement, dated as of the Closing Date and executed by Raycom Media, Inc., substantially in the form attached hereto as Exhibit C, pursuant to which Raycom shall agree to the prompt and complete payment and performance of the obligations of Seller under this Agreement.

         "REAL PROPERTY" shall have the meaning set forth in Section 2.1(b).

         "SELLER DOCUMENTS" means, collectively, this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment of FCC Licenses and any other agreements to be executed and delivered by Seller hereunder or as otherwise contemplated herein.

         "SELLER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 12.2(b).

         "SELLER'S KNOWLEDGE" (or "Knowledge of Seller") means the actual knowledge of the executive officers, general manager, business manager and chief engineer of Seller and/or the Station.

         "STATION" shall have the meaning set forth in the recitals.

         "SURVEY" means a survey for the parcel or parcels of Real Property described in Schedule 2.1(b), prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys (as jointly established and adopted in 1997 by the American Land Title Association and American Congress on Survey and Mapping) by a registered land surveyor licensed in the state where such Real Property is located (the "Surveyor"), certified by the Surveyor to Buyer and Buyer's lender, and showing (a) the location of all lot and street lines, (b) the location of encroachments, overhangs or projections by buildings or improvements erected on adjacent lands or on such Real Property, (c) adequate means of ingress and egress to public roads, (d) the location of all utility and other easements, rights of way, set-back lines and other matters of record affecting such real property; (e) a description and the location of all existing improvements (including parking areas), and (f) such other facts and information as Buyer or Buyer's lender may require.

         "TALENT CONTRACTS" shall have the meaning set forth in Section 6.1(d).

         "TAX RETURNS" means all federal, state, local, foreign and other applicable Tax returns and declarations of estimated Tax reports required to be filed by Seller.

         "TAXES" means all federal, state and local taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

         "TITLE INSURANCE COMMITMENT" means an irrevocable title insurance commitment issued by a title insurance company acceptable to Buyer with respect to the Real Property described in Schedule 2.1(b) for (a) a prepaid owner's policy of title insurance (on ALTA 1992 Owner's Form), showing fee simple or, to the extent insurable, leasehold title to the Real Property owned or leased by Seller described in Schedule 2.1(b) in Buyer, and (b) a prepaid full-coverage mortgagee policy of title insurance (on the ALTA 1992 Lender's
Form), naming Buyer's lender as the insured party, with no exception as to survey matters, insuring that the mortgage of Buyer's lender constitutes a valid and recorded first lien on a good and marketable fee simple or, to the extent insurable, leasehold interest in the Real Property owned or leased by Seller described in Schedule 2.1(b), and providing full protection against filed and unfiled mechanics' and materialmen's liens.

         "TRADE-OUT AGREEMENT" shall have the meaning specified in
Section 3.12(a)(vii).

         "TRANSFER TAXES" shall have the meaning specified in Section 15.3.

         "WELFARE PLAN" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

                                   ARTICLE 2
                  SALE AND PURCHASE OF ASSETS; PURCHASE PRICE;
                      ADJUSTMENTS; ASSUMPTION OF LIABILITY


         2.1      PURCHASE OF ASSETS.

                  Subject to the terms and conditions set forth in this Agreement Seller agrees to sell, assign, transfer, convey, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from Seller, the Station and all real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, owned, leased, used or otherwise held by Seller and used or useful in the business and operations of the Station, wherever located (other than the Excluded Assets specified in Section 2.2), free and clear of any Encumbrances except for Permitted Encumbrances (collectively, the "Elcom Assets"). The Elcom Assets shall include, without limitation, all of Seller's right, title and interest in, to and under the following:

                  2.1(a) FCC Licenses. All licenses, permits and other authorizations issued by the FCC to Seller for the operation of the Station (the "FCC Licenses"), including without limitation those listed and described in Schedule 2.1(a), and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto;

                  2.1(b) Real Property. All interests in real property used or useful in the operation and business of the Station, including, but not limited to, all realty, towers, antennae, easements, rights of access, rights of way, leasehold interests in real estate, and all buildings, improvements and fixtures thereon and appurtenances thereto, and other interests of every kind and nature in real property owned by the Seller, including any undivided interest in any of the foregoing, whether owned or leased by or to Seller ("Real Property"), including, but not limited to those interests listed or described in Schedule 2.1(b);

                  2.1(c) Tangible Personal Property. All of the furniture, fixtures, furnishings, machinery, computers, equipment (mobile or otherwise), inventory, spare parts, supplies, antenna installations, towers, translators, earth stations, and other auxiliary facilities and all applications therefor, all office materials and other tangible property of every kind and description owned, leased or used by Seller, together with any replacements thereof and additions thereto made before the Closing, and less any retirements or dispositions thereof made before the Closing in the Ordinary Course of Business, including but not limited to the property listed or described in
Schedule 2.1(c);

                  2.1(d) Intellectual Property. All of Seller's rights in and to the service marks, copyrights (including copyrights in Seller's web page, to the extent owned by Seller), franchises, software, licenses (other than the FCC Licenses), trademarks, trade names, call letters, jingles, slogans, logotypes, domain name and other intellectual property maintained, owned, leased, used, or held for use by Seller (including any and all common law rights, applications, registrations, extensions and renewals relating thereto) (the "Intellectual Property"), and all goodwill, rights, benefits and privileges associated therewith including but not limited to the Intellectual Property listed or described in Schedule 2.1(d);

                  2.1(e) Contracts. All contracts, commitments, plans, agreements, leases, arrangements, undertakings and licenses to which Seller is a party or by which Seller is bound, including, without limitation, the Additional Agreements and the Material Contracts listed or described in
Schedule 2.1(e) (collectively, the "Contracts");

                  2.1(f) Vehicles. All automotive equipment and motor vehicles, owned, leased, or otherwise used by Seller, including, without limitation, those set forth and described in Schedule 2.1(f);

                  2.1(g) Files and Records. All engineering, business and other books, customer lists, papers, logs, files and records pertaining to the Elcom Assets or the business and operations of the Station, excluding the corporate records of Seller, copies of all of which will be provided to the Buyer;

                  2.1(h) Third-Party Claims. Except for claims relating to Taxes or to Excluded Assets, all rights and claims of Seller whether mature, contingent or otherwise, against third parties whether in tort, contract, or otherwise, including, without limitation, causes of action, unliquidated rights and claims under or pursuant to all warranties, representations and guarantees made by manufacturers, suppliers or vendors;

                  2.1(i) Permits and Licenses. All permits, approvals, orders authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, any court or Governmental Authority (other than the FCC) in any jurisdiction, which have been issued or granted to or are owned or used by Seller, and all pending applications therefor;

                  2.1(j) Certain Securities. All stock, partnership interests, joint venture interests and other interests in any entity (other than Seller) which owns or leases any broadcast tower, antenna, transmitter site or other Elcom Asset used in the operation of the Station including, but not limited to, those listed in Schedule 2.1(j);

                  2.1(k) Goodwill. The business of the Station as a "going concern", customer relationships and goodwill;

                  2.1(l) Deposits. All deposits, reserves and prepaid expenses of the Station; and

                  2.1(m) Other Elcom Assets. Without duplication, all other assets of the Seller used or held for use in the business and operations of the Station, including, but not limited to, inventory.

         2.2      EXCLUDED ASSETS.

                  Notwithstanding anything to the contrary in this Agreement, the assets described below shall be excluded from the Elcom Assets (such excluded assets, the "Excluded Assets").

                  2.2(a) Third Party Claims. All rights and claims of Seller, including any Affiliate thereof, against third parties relating to Taxes and to property or equipment repaired, replaced or restored by Seller prior to the Closing;

                  2.2(b) Insurance. All contracts of insurance and any life insurance plans and the assets thereof, including without limitation, prepaid insurance expenses; and all insurance proceeds or claims of Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing;

                  2.2(c) Employee Plans and Plan Assets. All Elcom Employee Benefit Plans, including, without limitation, the assets thereof and any prepaid expenses related thereto;

                  2.2(d) Certain Books and Records. All books, records and documents that Seller is required by law to retain, as well as all books, records and documents relating to any Excluded Assets or to Seller's organization or other internal matters, and all tax records;

                  2.2(e) Excluded Contracts. All Contracts that have terminated or expired prior to the Closing as permitted by this Agreement;

                  2.2(f) Cash. Except as provided in Section 6.1(a)(ii), all cash and cash equivalents held by Seller, bank balances and rights in and to bank accounts, marketable securities, prepaid expenses, any and all bonds, letters of credit or other similar items of Seller;

                  2.2(g) Accounts Receivable.  All Accounts Receivable;

                  2.2(h) Name.  All rights in and to the name "Elcom";

                  2.2(i) Representation Agreement. That certain Master Agreement, dated September 15, 1997, by and between Telerep, Incorporated and Raycom Media, Inc.; and

                  2.2(j) News Service Agreements. The following news service agreements: (i) that certain Program License Agreement dated February 2, 1996 by and between Elcom of South Carolina, Inc. and Cosmos Broadcasting Corporation (the "Program License Agreement"), and (ii) that certain CNN Program Order, dated September 18, 1997,.by and between the Station and CNN Newsource Sales, Inc.

         2.3      ESCROW DEPOSIT.

                  Simultaneously with the execution and delivery of this Agreement, Buyer has delivered to Escrow Agent an original, irrevocable letter of credit (the "Letter of Credit") issued for the benefit of the Seller by The Chase Manhattan Bank for an amount equal to FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (the "Escrow Deposit"), such Letter of Credit to be held in accordance with the terms and conditions of the Escrow Agreement. Buyer and Seller shall cause the Letter of Credit to be returned to Buyer on the Closing Date.

         2.4      PURCHASE PRICE.

                  2.4(a) Purchase Price. The Purchase Price for the Elcom Assets shall be Seventy-Two Million Six Hundred Thirty Thousand and No/100 Dollars ($72,630,000), adjusted as provided in Section 2.4(b) below (collectively, the "Purchase Price"). The Purchase Price shall be payable as described in Section 2.5.

                  2.4(b) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of the revenues and expenses of the Station. All revenues and all expenses arising from the operation of the Station, excluding (i) federal, state or local income taxes payable, deferred income taxes and any taxes arising from the transfer of the Elcom Assets under this Agreement, (ii) intercompany receivables and payables and (iii) accrued sick leave, vacation and personal days, but including (i) business and non-governmental license fees, (ii) annual regulatory fees imposed by the FCC,
(iii) utility charges, (iv) property and equipment rentals, (v) real and personal property taxes and assessments levied against the Elcom Assets, (vi) rents, paid or collected by Seller with respect to Real Property leased by or to Seller, (vii) applicable copyright or other fees (including any fees of ASCAP or BMI), (viii) sales and service charges, (ix) programming fees and expenses, (x) employee wages, salaries and commissions, and (xi) the deposits, reserves and prepaid and deferred items listed on Schedule 2.4(b), shall be prorated between Buyer and Seller in accordance with GAAP and Seller shall be entitled to all revenues and shall be responsible for all expenses, costs, and Liabilities allocable to the period prior to the Closing Date and Buyer shall be entitled to all revenues and shall be responsible for all expenses, costs, and Liabilities allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any obligation or liability not being assumed by Buyer in accordance with
Section 2.6.

                  2.4(c)      Manner of Determining Adjustments.

                              (i) Any adjustments will, insofar as
feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring within the time frame described in this Section 2.4(c). Seller shall prepare and deliver to Buyer not later than five (5) Business Days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the prorations under Section 2.4(b). The preliminary settlement statement shall contain all information reasonably necessary to determine the prorations under Section 2.4(b), including appropriate supporting documentation and such other information as may be reasonably requested by Buyer, to the extent such prorations can be determined or estimated as of the date of the preliminary settlement statement and shall be certified by an officer (but without personal liability of such officer) on behalf of Seller to be true and complete to Seller's knowledge.

                              (ii) Not later than ninety (90) days after the
Closing Date, Buyer shall deliver to Seller a statement setting forth Buyer's determination of any changes to the prorations made at the Closing. Buyer's statement (A) shall contain all information reasonably necessary to determine the prorations to the Purchase Price under Section 2.4(b), including appropriate supporting documentation, and such other information as may be reasonably requested by Seller, and (B) shall be certified by an officer (but without personal liability to such officer) on behalf of Buyer to be true and complete to Buyer's knowledge. Seller (and its authorized representatives) shall have the right to visit the Station during normal business hours to verify and review such documentation upon providing reasonable notice to Buyer (such access not to unreasonably interfere with the business or operation of the Station). If Seller disputes the prorations determined by Buyer, Seller shall deliver to Buyer within thirty (30) days after Seller's receipt of Buyer's statement a statement setting forth Seller's determination of such prorations. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the thirty (30) day period specified in the preceding sentence, Buyer's determination of such adjustments and prorations shall be conclusive and binding on the parties as of the last day of such thirty (30) day period.

                              (iii) Buyer and Seller shall use good faith
efforts to resolve any dispute involving the determination of the prorations in connection with the Closing. If the parties are unable to resolve any dispute within fifteen (15) days following the delivery to Buyer of the statement described in the penultimate sentence of Section 2.4(c)(ii), Buyer and Seller shall jointly designate a nationally recognized firm of independent certified public accountants (the "Independent Accounting Firm") to resolve such dispute. If the parties are unable to agree on the designation of the Independent Accounting Firm, then a nationally recognized accounting firm will be selected by lot from two names submitted by Seller and two names submitted by Buyer, none of which shall be employed by Seller or Buyer or any of their respective Affiliates. The Independent Accounting Firm's resolution of the dispute shall be made within sixty (60) days of their selection, shall be based on presentations by Seller and Buyer and not by independent financial audit and shall be final and binding on the parties. The Independent Accounting Firm's resolution of the dispute may be enforced by any court of competent jurisdiction. Fees of the Independent Accounting Firm shall be split equally between the parties.

         2.5      PAYMENT OF PURCHASE PRICE.

                  Buyer shall deliver the Purchase Price, as adjusted under
Section 2.4(b), by wire transfer of same day funds pursuant to wire instructions delivered by Seller to Buyer at least two (2) days prior to the Closing Date.

         2.6      ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

                  As of the Closing Date, Buyer shall assume and undertake to pay, discharge, and perform all Liabilities of Seller to be assumed, observed and performed by Seller from and after the Closing Date (collectively, the "Assumed Liabilities") (a) under the FCC Licenses and the Contracts insofar as such Liabilities arise on and after the Closing Date and relate to the period on or after the Closing Date, (b) with respect to which an adjustment to the Purchase Price is made in favor of Buyer pursuant to Section 2.4(b), and (c) to any employee of Seller who is hired by Buyer insofar as such Liabilities arise on and after the Closing Date and relate to the period on or after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including, without limitation, (i) any Liabilities under any Contract which is an Excluded Asset, (ii) any Liabilities under the Contracts relating to the period prior to the Closing Date, (iii) any claims or pending or threatened litigation or proceedings relating to the operation of the Station prior to the Closing, (iv) any Liabilities of Seller under any Elcom Employee Benefit Plans and (v) any Liabilities of Seller for any accrued vacation pay for any employees of the Station (except to the extent provided for in Section 8.4(b) hereof). Except as expressly set forth in this Section 2.6, Buyer does not assume any Liabilities of the Seller or the Station and Seller shall defend, indemnify and hold Buyer harmless from and against any and all Liabilities of the Seller and the Station other than those expressly assumed herein.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES BY SELLER

                  The Seller represents and warrants to Buyer as follows:

         3.1      ORGANIZATION AND STANDING.

                  Seller is a corporation duly formed, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own and lease, as applicable, the Elcom Assets and to carry on its business as now being conducted. Seller has all requisite power and authority to execute and deliver the Seller Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Neither the nature of the business of the Station nor the character of the properties owned, leased or otherwise held and operated by Seller for use in the Station's business makes any qualification necessary in any other state, country, territory or jurisdiction other than as set forth in
Schedule 3.1(a). Seller, to the extent required by law, is qualified to do business and is in good standing in each such jurisdiction. Seller has delivered to Buyer copies of (i) its Certificate of Incorporation and (ii) its Bylaws, and each amendment to any of the foregoing documents, and such copies are complete and correct, and no amendments have been made thereto or have been authorized since the date of the last amendment thereto. Seller does not own any capital stock of or other equity interest in any corporation, partnership, limited liability company or other entity, except as set forth in Schedule 3.1(a).

         3.2      AUTHORIZATION.

                  The execution, delivery and performance by the Seller of this Agreement and the other Seller Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary actions of Seller and its stockholder and boards of directors (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery of each other Seller Document will constitute, valid and binding agreements and obligations of the Seller, enforceable in accordance with their respective terms.

         3.3      COMPLIANCE WITH LAWS.

                  Seller has complied and is in compliance in all material respects with all Laws and regulations applicable to Seller, to the Elcom Assets and/or the Station and the ownership, leasing or operation (as applicable) of the Elcom Assets. Seller has obtained and holds all permits, licenses and approvals (none of which has been rescinded and all of which are in full force and effect) from all Governmental Authorities necessary in order to conduct the operations of the Station in accordance with applicable Law, as presently conducted, and to own, use and maintain the Elcom Assets, except for such permits, licenses and approvals the failure of which to obtain or hold does not or would not constitute a Material Adverse Effect.

         3.4      REQUIRED CONSENTS; NO CONFLICTS.

                  3.4(a) Except as set forth in Schedule 3.4(a) or in connection with the filings referred to in Section 5.1 and Section 5.2, the execution, delivery and performance by the Seller of the Seller Documents will not require the Consent, approval, authorization or permit of, or filing with, or notification to any Governmental Authority, except (i) as have been obtained or will be obtained or have occurred prior to the Closing, (ii) certain of the Material Contracts may be assigned only with the Consent of third parties as set forth in Schedule 3.4(a), and (iii) those the absence of which will not be reasonably expected to have a Material Adverse Effect.

                  3.4(b) Except as set forth in Schedule 3.4(b), the execution and delivery of the Seller Documents, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not (i) conflict, in any material respects, with or violate any Law, regulation, order, award, judgment, injunction or decree applicable to or affecting Seller, the Station or the Elcom Assets, (ii) conflict, in any material respects, with or result in any material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any Contract to which Seller is a party or by which Seller is bound or to which any of the Elcom Assets or the Station is subject or affected, or result in the creation of any Encumbrance upon the Elcom Assets, or (iii) conflict with or violate the organizational documents of Seller.

         3.5      FINANCIAL STATEMENTS.

                  Set forth in Schedule 3.5 are (i) unaudited balance sheets of Seller as of May 31, 1998, December 31, 1996 and December 31, 1997 (the "Current Balance Sheet Date"), and (ii) unaudited statements of income for the five (5) month period ended May 31, 1998 and as of the end of the fiscal years ending December 31, 1996 and 1997. All of the financial statements referred to in this Section or furnished to Buyer after the date hereof pursuant to Section 6.2(l): (i) are or will be, as the case may be, in accordance with the books and records of Seller, (ii) present fairly and accurately in all material respects the financial condition of Seller as of the respective dates and the results of operations for the respective periods indicated, (iii) have been prepared in accordance with GAAP, consistently applied (except that unaudited financial statements do not contain footnotes and financial statements for periods of less than a year are subject to year-end adjustments required under
GAAP), and (iv) reflect solely the business and operations of the Station and of no other asset(s) owned or used by Seller.

         3.6      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  Except as set forth and described in Schedule 3.6, since the Current Balance Sheet Date, there has been no change in the business, operations, condition (financial or otherwise) of the Station, the Elcom Assets (other than Excluded Assets) or Liabilities of Seller which is reasonably likely to have a Material Adverse Effect. Except as set forth and described in
Schedule 3.6, since the Current Balance Sheet Date, Seller has conducted its business diligently and substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and Seller has not (a) incurred an uninsured loss of, or significant injury to, any of the Elcom Assets (other than Excluded Assets) as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, which loss or injury has not been replaced or repaired; (b) incurred, or become subject to, any material obligation or material liability (absolute or contingent, matured or unmatured, known or unknown), except Liabilities incurred in the Ordinary Course of Business; (c) discharged or satisfied any Encumbrance or paid any material obligation or material liability (absolute or contingent, matured or unmatured, known or unknown), other than Liabilities shown in the balance sheets furnished pursuant to Section 3.5, Liabilities incurred since the Current Balance Sheet Date in the Ordinary Course of Business and repayment of indebtedness from the proceeds of the transactions contemplated by this Agreement; (d) mortgaged, pledged or subjected to any Encumbrance any of the Elcom Assets (other than the Excluded Assets), other than in the Ordinary Course of Business; (e) sold, exchanged, transferred or otherwise disposed of any of the Elcom Assets (other than the Excluded Assets) or canceled any debts or claims, other than in the Ordinary Course of Business; (f) written down the value of any Elcom Assets, except write-downs (i) in the Ordinary Course of Business, none of which, individually or in the aggregate, constitutes a Material Adverse Effect, or (ii) as are required by GAAP; (g) made any material increase in compensation or benefits payable to any employee, (h) entered into any transactions other than in the Ordinary Course of Business; (i) made capital expenditures, or entered into commitments therefor, materially in excess of the capital expenditures budgets previously delivered to Buyer; (j) made any material change in any method of accounting or accounting practice, except as may be required under GAAP; or (k) entered into any agreement to do any of the foregoing.

         3.7      ABSENCE OF LITIGATION.

                  Except as set forth and described in Schedule 3.7, there is no action, suit, investigation, claim, arbitration or litigation or similar proceeding, nor any order, decree or judgment pending or, to Seller's Knowledge, threatened against, affecting or involving Seller, the Elcom Assets, the Station or the business and operations of the Station, or the transactions provided for in this Agreement or any other Seller Document, at law or in equity, or before or by any court, arbitrator or Governmental Authority, and the Station is not operating under or subject to an order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority.

         3.8      OWNERSHIP AND CONDITION OF ELCOM ASSETS.

                  3.8(a) Real Property. Schedule 2.1(b) contains a complete and accurate description of all the Real Property and Seller's interest therein. The Real Property listed on Schedule 2.1(b) comprises all real property interests owned, leased or used by Seller in the conduct of the business and operations of Seller as now conducted and which is material to the business and operations of the Station, and Seller (i) is the owner of, and has good and marketable fee simple title to all fee estates of Seller included in the Real Property, and (ii) has good and marketable leasehold interests in all Real Property leased by Seller, in each case free and clear of any Encumbrances, except for Permitted Encumbrances. All Real Property (including the improvements thereon) (i) is available for immediate use in the conduct of the business and operations of Buyer, and (ii) complies in all material respects with all applicable building or zoning codes and regulations of any Governmental Authority having jurisdiction. Seller has full legal and practical access to the Real Property. Except as set forth in Schedule 2.1(b), to Seller's Knowledge, all buildings, structures and facilities including, without limitation, the structural elements thereof, the mechanical systems therein (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, telephone, utility and sprinkler systems), the roofs thereon and the parking areas relating thereto, which are included in the Real Property are structurally sound with no material defects and are in good operating condition and repair, subject to normal routine wear and maintenance and are usable in the Ordinary Course of Business. To Seller's Knowledge, no portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending or, to the knowledge of Seller, threatened. To the best of Seller's Knowledge, all water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services required by law or necessary for the operation of the Real Property as it is now improved and operated are installed and connected pursuant to valid permits, are sufficient to service the Real Property and are in good operating condition except in each case as will not materially detract from the marketability or value of the Real Property in any material respect and do not impair the operations of the owner thereof in any material respect. To the best of Seller's Knowledge, the soil condition of the Real Property is such that it will support all of the improvements thereon for the foreseeable life of the improvements, without the need for new or unusual subsurface excavations, fill, footings, caissions, or other installations.

                  3.8(b) Seller has delivered to Buyer true, correct and complete copies of all leases pertaining to the Real Property, and, with respect to such leases:

                              (i) each is in full force and effect and
each is valid and enforceable on the terms set forth therein and has not been modified, amended, or altered, in writing or otherwise;

                              (ii) all obligations of the landlord or lessor
under such leases which have accrued have been performed and, to the knowledge of Seller, no landlord or lessor is in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any such lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the landlord or lessor under any lease except such as will not materially detract from the marketability or value of the leased Real Property in any material respect and will not impair the operations of the lessee thereof in any material respect; and

                              (iii) all obligations of the tenant or lessee
under the leases which have accrued have been performed, and Seller is not in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Seller except such as will not materially detract from the marketability or value of the leased Real Property in any material respect and will not impair the operations of the lessee thereof in any material respect; and

                  3.8(c) To the extent that such documents are in Seller's possession, Seller has delivered to Buyer true, correct and complete copies of the following documents with respect to the Real Property: (i) deeds, by which Seller has received a fee interest in any of the Real Property; (ii) leases, by which Seller is the lessee or lessor of any of the Real Property; (iii) instruments, by which Seller holds an interest in any other Real Property; (iv) title insurance policies or commitments; (v) surveys; and (vi) tower inspection reports or other instruments or reports relating to the other, including, without limitation, any Phase I environmental reports or other similar environmental reports, surveys or assessments (including any and all amendments and other modifications of such instruments).

                  3.8(d) Personal Property. Schedule 2.1(c) specifically identifies as such and contains a complete description of all of Seller's machinery, equipment and other tangible personal property, including, without limitation, motor vehicles, used or useful to the business and operation of the Station (collectively, the "Material Equipment"). Except as specifically disclosed in Schedule 2.1(c), Seller has good and marketable title to all of the Material Equipment. None of such Material Equipment is subject to any Encumbrance or other charge, except as specifically disclosed in Schedule 2.1(c). The Material Equipment constitutes all of the personal property necessary for Buyer to continue the business and operations of the Station as is currently conducted by Seller. Except as otherwise specified in
Schedule 2.1(c), all Material Equipment of Seller is in good repair and working order (ordinary wear and tear excepted) and has been well maintained in compliance with good engineering and business practice and is otherwise sufficient to permit the Station to operate in accordance with all Laws, the FCC Licenses, the underlying construction permits of the Station, and the rules and regulations of the FCC.

                  3.8(e) Leases. Schedule 2.1(f) contains a complete list of all of Seller's vehicle leases and subleases for the Station and Schedule 2.1(c) contains a list of all leases and subleases pursuant to which Seller leases personal property for the Station. Except as set forth in Schedules 2.1(c) and 2.1(f), (i) all of Seller's leasehold interests in such leases and
(ii) all of Seller's leasehold interests in the leases pertaining to Real Property, are valid as to any other party thereto, binding, in full force and effect and constitute a legal and binding obligation of, and are legally enforceable against Seller and, to Seller's Knowledge, each other party thereto and grant the leasehold interests they purport to grant, including any rights to nondisturbance and peaceful and quiet enjoyment that may be contained therein, except that such enforcement is subject to any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and to general principles of equity (whether or not considered in a court of law or equity), and there are no existing material defaults by Seller thereunder; and Seller has not received notice of the occurrence of any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder by any party thereto.

         3.9      FCC MATTERS.

                  3.9(a) Seller holds the FCC Licenses listed as held by Seller on Schedule 2.1(a). Such FCC Licenses constitute all of the licenses, permits and authorizations from the FCC that are necessary or required for and/or used in the business and operations of the Station. The FCC Licenses are valid and in full force and effect through the dates set forth on Schedule 2.1(a), unimpaired by any condition which could have an adverse effect on the business and operations of the Station. Except as set forth on Schedule 2.1(a), no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses, and, except for actions or proceedings affecting television broadcast stations generally and the proceedings set forth in
Schedule 3.9(a) hereto, no application, complaint, action or proceeding is pending or, to the best of Seller's Knowledge, threatened that may result in the (i) denial of an application for renewal, (ii) the revocation, modification, non-renewal or suspension of any of such FCC Licenses, (iii) the issuance of a cease-and-desist order, or (iv) the imposition of any administrative or judicial sanction with respect to the Station.

                  3.9(b) The Station, its respective physical facilities, electrical and mechanical systems and transmitting and studio equipment (i) are being operated in all material respects in compliance with the specifications of the applicable FCC Licenses, and (ii) are being operated in compliance in all material respects with all requirements of the Communications Act. Seller has complied in all material respects with all requirements of the FCC and the Federal Aviation Administration with respect to the construction and/or alteration of Seller's antenna structures, and "no hazard" determinations for each antenna structure have been obtained. The broadcast signal coverage of the Station is consistent with the Longley-Rice coverage pattern set forth on Exhibit D hereto.

                  3.9(c) Seller and the Station are in compliance in all material respects with the Communications Act.

                  3.9(d) Seller knows of no facts, conditions or events relating to Seller or the Station that might cause the FCC to revoke any FCC License or to not grant any pending applications for renewal of the FCC Licenses or to deny the assignment of the FCC Licenses as provided for in this Agreement.

         3.10     INTELLECTUAL PROPERTY.

                  Seller possesses adequate rights, licenses and authority to use all Intellectual Property necessary to conduct the business of the Station as presently conducted. Seller has good title to all Intellectual Property that it owns, free and clear of any Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 2.1(d), Seller is not obligated to pay any royalty or other fees to anyone for use of the Intellectual Property and has the right to bring action for the infringement thereof to the extent permitted by the Contracts relating thereto and applicable Law. Seller does not have any knowledge and has not received any notice to the effect that any service rendered by Seller relating to the business of the Station may infringe, or that Seller is otherwise infringing, on any Intellectual Property right or other legally protectable right of another. No director, officer or employee of Seller has any interest in any Intellectual Property. Seller has the right pursuant to the rules and regulations of the FCC to the use of the various call letters that relate to the Station and are specifically identified as such on
Schedule 2.1(a).

         3.11     REPORTS AND RECORDS.

                  All returns, reports, statements and other documents relating to the Station currently required to be filed by Seller with the FCC or, to the best of Seller's Knowledge, any other Governmental Authority in connection with, or as a result of, Seller's operation of the Station or ownership of the Elcom Assets, have been filed and complied with by Seller and are true, correct and complete in all material respects as filed. All such reports, statements and other documents shall continue to be filed on a current basis until the Closing Date, and shall be true, correct, and complete in all material respects. All documents required by the FCC to be deposited by Seller in Seller's public file (as defined in the rules and regulations of the FCC) during the period of operation of the Station by Seller have been deposited therein.

         3.12     MATERIAL CONTRACTS.

                  3.12(a) Schedule 2.1(e) contains a complete list, as of the date hereof, of all of the Contracts which are material to the business and operations of the Station (the "Material Contracts"), including, without limitation:

                             (i) Each partnership or joint venture agreement to
which Seller is a party;

                             (ii) Each agreement limiting the right of Seller to
engage in or compete with any Person in any business or in any geographical area;

                             (iii) Each agreement or other arrangement of or
involving Seller with respect to indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps and similar agreement;

                             (iv) Each management, consulting, severance or
similar agreement, and each employment agreement to which Seller is a party;

                             (v)  Each collective bargaining agreement to which
Seller is a party;

                             (vi) Each operating contract and agreement to which
the Seller is a party or by which Seller is bound, including, without limitation, each broadcast time sales agreement (which has a remaining term of more than six (6) months), each network affiliation agreement, national representation agreement, national and local marketing agreement, each lease and sublease relating to leased Real Property, each employment agreement and talent contract, and each agreement relating to any motor vehicles;

                             (vii) Each film and programming license and
agreement (syndicated or otherwise) and Contract under which Seller is authorized to broadcast film product or programs on the Station including, without limitation, each cash and non-cash (barter) program contract and sports broadcasting agreement ("Program Contracts"); each Contract pursuant to which Seller has sold, traded or bartered commercial air time on the Station in consideration for any property or services in lieu of or in addition to cash, including, without limitation, contracts under which commercial air time availability within a particular program are exchanged for the provision of such program ("Trade-out Agreements"); and each rebroadcasting or retransmission agreement to which Seller is a party;

                             (viii) Each Contract which imposes a remaining
Liability on Seller in excess of $25,000; and

                             (ix) Each other Contract that is material to
Seller or the business and operations of the Station.

                  3.12(b) Except as set forth in Schedule 3.12(b), each Material Contract is in full force and effect, and constitutes a legal, valid and binding obligation of, and is legally enforceable against Seller and each other party thereto. There are no Contracts other than those listed on Schedule 2.1(e) which represent material Liabilities of Seller or are material to the business or operations of Seller or to the Elcom Assets. Seller and, to the best of Seller's Knowledge, the other parties thereto, have complied with all of the material provisions of such Material Contracts and are not in breach or default thereunder in any material respect, and there has not occurred any event which (whether with or without notice or lapse of time) would constitute such a material breach or default by any of the parties thereunder. To Seller's Knowledge, there has not been any threatened cancellation of any Material Contract or any outstanding dispute thereunder. Subject to obtaining the Consents listed in
Schedule 3.4(a), Seller has full legal power and authority to assign Seller's rights under the Material Contracts to Buyer in accordance with this Agreement, and the assignment of the Material Contracts to Buyer will not affect the validity, enforceability or continuation of any of the Material Contracts.

                  3.12(c) Except as set forth in Schedule 3.12(c), Seller is not now, or during the past two (2) years has not been, a party, directly or indirectly, to any contract, lease, arrangement or transaction, whether for the purchase, lease or sale of property, for the rendition of services or otherwise, with any Affiliate of Seller, or any officer, director, employee, proprietor, partner or shareholder of Seller.

         3.13     TAXES.

                  3.13(a) Seller has (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) duly filed all Tax Returns on or before the Closing Date with respect to all applicable Taxes and has paid or will pay all Taxes shown to be due on the Tax Returns. Seller has paid all Taxes relating to the Elcom Assets or the business and operations of the Station. No penalties or other charges are or will become due with respect to any of the Seller Tax Returns as the result of the late filing thereof. All of the Seller Tax Returns are (or in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) true and complete in all respects. The Seller Tax Returns for the calendar years 1996 and 1997 are consistent with the information set forth in Seller's financial statements described in Section 3.5 hereto.

                   3.13(b) Except as set forth in Schedule 3.13(b), there is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of Seller, threatened in respect of any Taxes for which Seller is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of Seller, threatened. There is no Contract, waiver or Consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Seller, and no power of attorney granted by Seller with respect to any tax matters is currently in force.

         3.14     EMPLOYEE BENEFIT PLANS.

                  3.14(a) Schedule 3.14(a) lists all Plans and Benefit Arrangements of Seller in which any current, former or retired employee of Seller or the Station participates (collectively, "Elcom Employee Benefit Plans"). Seller has complied with all applicable provisions of all Laws pertaining to the Elcom Employee Benefit Plans, and all premiums and assessments relating to the Elcom Employee Benefit Plans. Each Elcom Employee Benefit Plan has been maintained in material compliance with its terms and with ERISA, the Code and other applicable Laws, and Seller has no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) for any arrearages of wages.

                  3.14(b) Seller has (i) filed or caused to be filed all returns and reports on the Elcom Employee Benefit Plans that Seller is required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. There are no unpaid fees, penalties, interest, assessments, contributions or other payments required by or due from Seller with respect to the Elcom Employee Benefit Plans that are or could become an Encumbrance on any Elcom Asset (other than any Excluded Asset) or could otherwise adversely affect the business of the Station or any Elcom Assets, and Seller has taken no action (including, without limitation, actions required by Law) relating to any Elcom Employee Benefit Plan that will increase Seller's obligation under any Elcom Employee Benefit Plan. Seller has collected or withheld all amounts that are required to be collected or withheld by Seller to discharge Seller's obligations under any Elcom Employee Benefit Plan, and all of those amounts have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due. Seller has furnished to Buyer true and complete copies of all documents setting forth the terms of each Elcom Employee Benefit Plan.

                  3.14(c) Any Pension Plan terminated by Seller was terminated in accordance with applicable Law and Seller has no remaining Liabilities with respect thereto. No Plan is a Multiemployer Plan, and Seller has never been a party to or participant in a Multiemployer Plan.

                  3.14(d) To the best of Seller's Knowledge, Seller has no post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of Seller.

                  3.14(e) All Welfare Plans and the related trusts that are subject to Section 4980B(f) of the Code and Sections 601 through 607 of ERISA comply with and have been administered in compliance with the health care continuation-coverage requirements for tax-favored status under Section 4980B(f) of the Code (formerly Section 162(k) of the Code), Sections 601 through 607 of ERISA, and all proposed or final Treasury regulations under
Section 162 of the Code explaining those requirements.

         3.15     LABOR RELATIONS.

                  3.15(a) Seller has made available to Buyer a true and complete list of all employees of Seller engaged in the business or operations of the Station as of the date hereof, together with such employee's position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus plans, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employee. Except for the liabilities expressly assumed by Buyer pursuant to Section 8.4(e) hereto, the consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity. Except as set forth in Schedule 3.15 hereto, no employee of Seller has any contractual right to continued employment by Seller or the Station following consummation of the transactions contemplated by this Agreement.

                  3.15(b) Except as set forth on Schedule 3.15, there are no strikes, work stoppages, grievance proceedings, union organization efforts pending or, to Seller's Knowledge, threatened between Seller and (i) its current or former employees or agents, or (ii) any union or collective bargaining unit representing or claiming to represent such employees. Seller is in compliance in all material respects with all applicable Laws and regulations relating to employment or the workplace including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions.

                  3.15(c) Except as set forth in Schedule 2.1(e), (i) no labor union or other collective bargaining unit represents or claims to represent any of the employees of the Station, (ii) there are no collective bargaining agreements to which Seller is a party or by which Seller is bound, (iii) there are no employment agreements, contracts, plans, arrangements, commitments or understandings between Seller and Seller's employees not terminable at will, and (iv) there are no professional service contracts not terminable at will relating to the Station or the business and operations thereof to which Seller is a party or by which Seller is bound.

         3.16     ENVIRONMENTAL MATTERS.

                  3.16(a) To the best of Seller's Knowledge, Seller has complied and is in material compliance with, and the Real Property and all improvements thereon are in material compliance with, all Environmental Laws.

                  3.16(b) To the best of Seller's Knowledge, neither Seller nor any other person has generated, spilled, treated, stored or disposed of, nor in any manner arranged for the disposal or treatment of any Hazardous Materials in violation of any Environmental Laws on or from the Real Property and, to the best of Seller's knowledge, there are currently no Hazardous Materials present on, in or under the Real Property above any applicable threshold level which now requires clean-up or remediation under any Environmental Laws.

                  3.16(c) To the best of Seller's Knowledge, there are no pending or threatened actions, suits, claims, legal proceedings or other proceedings based on, and neither Seller nor any officer, director or stockholder thereof has directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority or any other person or entity or knows or suspects any fact(s) which might form the basis for any such actions or notices arising out of or attributable to: (i) the presence at any part of the Real Property of Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property, the business of Seller or the Elcom Assets; (iv) any facility operations or procedures of Seller which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from any of Seller's activities involving Hazardous Materials.

                  3.16(d) To the best of Seller's Knowledge, Seller has been duly issued, and currently has and will maintain through the Closing Date, all permits, licenses, certificates, and approvals required under any Environmental Law. A true and complete list of all such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in Schedule 3.16(d). Except in accordance with such permits, licenses, certificates and approvals or any Environmental Laws, there has been no discharge of any Hazardous Materials or any other material regulated by such permits, licenses, certificates or approvals.

                  3.16(e) Except as set forth in Schedule 3.16(e), to Seller's Knowledge, the Real Property contains no underground storage tanks, or underground piping associated with such tanks, used currently or in the past for Hazardous Materials, and no portion of the Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands. Except as set forth in Schedule 3.16(e), neither PCBs nor friable asbestos materials are present on or in the Real Property.

                  3.16(f) Seller has furnished to Buyer all environmental assessments in Seller's possession pertaining to the Real Property.

                  3.16(g) To the best of Seller's Knowledge, the operation of the Station does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 300 kHz to 100 gHz" (ANSI C95.1-1982), issued by the American National Standards Institute, and renewal of the FCC Licenses would not constitute a "major action" within the meaning of Section 1.1301, et seq., of the FCC's rules.

         3.17     INSURANCE.

                  Schedule 3.17 contains a true and complete list of all policies of title, property, fire, casualty, liability, life, workers' compensation, libel and slander, and other forms of insurance of any kind relating to the Elcom Assets (other than the Excluded Assets) or the business and operations of the Station and owned or held by Seller as of the date hereof. All such policies are (a) in full force and effect; (b) are sufficient for compliance in all material respects by Seller with all requirements of Law and of all agreements to which Seller is a party; and (c) are valid, outstanding, and enforceable policies and the policy holder is not in default in any material respect thereunder.

         3.18     CABLE SYSTEMS.

                  The Station has not had any (a) complaints or problems with respect to its Market Cable Systems on which the Station has made a must-carry election, (b) complaints or problems with respect to any retransmission consent agreements, and/or (c) claims under the Station's copyright indemnification agreements.

         3.19     NECESSARY ASSETS.

                  The Elcom Assets include all of the assets and properties which are necessary for the business and operations of the Station as currently conducted by the Seller. At the Closing,

Buyer shall acquire good title and interest in and to the Elcom Assets, free and clear of all Encumbrances or other charges, except for any Permitted Encumbrances.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES BY BUYER

         Buyer represents, warrants and covenants to Seller as follows:

         4.1      ORGANIZATION AND STANDING.

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as now being conducted. Buyer has all requisite power and authority to execute and deliver this Agreement and the other Buyer Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. A certified copy of Buyer's certificate of incorporation has been delivered to Seller, is complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

         4.2      AUTHORIZATION.

                  The execution, delivery and performance by the Buyer of this Agreement and the other Buyer Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary actions of the Buyer and its stockholders and board of directors (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery of each other Buyer Document to which it is a party will constitute, valid and binding agreements and obligations of Buyer, enforceable in accordance with their respective terms. Except for the filings referred to in Section 5.1 and Section 5.2, the execution, delivery and performance by the Buyer of this Agreement and the other Buyer Documents to which it is a party will not require the consent, approval or authorization of any person, entity or Governmental Authority.

         4.3      COMPLIANCE WITH LAWS.

                  Buyer has complied and is in compliance in all material respects with all Laws and regulations applicable to Buyer, its business and operations.

         4.4      QUALIFICATION OF BUYER.

                  Except as previously disclosed to Seller in writing, Buyer has no knowledge of any facts, circumstances or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act or otherwise from acquiring or operating the Station, would cause the FCC not to approve the assignment of the FCC Licenses or would require any waiver of the currently effective FCC's rules in order to grant the Assignment Application. To the best knowledge of Buyer, except as set forth above, it will not be necessary for Buyer or any Affiliate of Buyer to sell, dispose of or surrender any FCC license held by Buyer or any such Affiliate as may be required under the Laws, rules, regulations and policies of the FCC in order to consummate the sale and purchase of the Elcom Assets as provided for in this Agreement.

         4.5      ABSENCE OF LITIGATION.

                  There is no action, suit, investigation, claim, arbitration or litigation pending or, to Buyer's knowledge, threatened against, affecting or involving the transactions contemplated by this Agreement or any other Buyer Document, at law or in equity, or before or by any court, arbitrator or Governmental Authority, and the Buyer is not operating under or subject to an order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority which would affect any such transactions.

         4.6      NO OTHER REPRESENTATION.

                  The only representations and warranties of Seller relied upon by Buyer in evaluating Seller and making the decision to purchase the Elcom Assets are those set forth in this Agreement, the other Seller Documents and any Schedule hereto, or any certificate to be delivered to Buyer at the Closing pursuant to this Agreement.

         4.7      BANKRUPTCY.

                  Buyer is not subject to any case under the Bankruptcy Code, Title 11 of the United States Code, or any other bankruptcy arrangement, reorganization, receivership, custodianship or similar proceeding under any federal, state or foreign Law with respect to itself or any material portion of its property.

         4.8      REQUIRED CONSENTS; NO CONFLICTS.

                  4.8(a) Except in connection with the filings referred to in Sections 5.1 and 5.2, the execution, delivery and performance by Buyer of the Buyer Documents will not require the consent, approval, authorization or permit of or filing with or the notification of any Person or Governmental Authority, except (i) as have been obtained or will be obtained or have occurred prior to Closing or (ii) which would not materially affect Buyer's ability to consummate the transactions provided for in the Buyer Documents.

                  4.8(b) The execution and delivery of the Buyer Documents, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions provided for in each, do not and will not (i) conflict with or violate any Law, regulation, order, award, judgment, injunction or decree applicable to or affecting the Buyer, (ii) conflict with or result in any breach of or constitute any default (or an event which with notice or the lapse of time or both would become a default) under any contract to which the Buyer is a party or by which the Buyer is bound or to which any of Buyer's assets are subject or affected, or result in the acceleration of any indebtedness of Buyer, or (iii) conflict with or violate the organizational documents of Buyer, except as would not materially affect Buyer's ability to consummate the transactions provided for in the Buyer Documents.

         4.9      FINANCING.

                  Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions provided for in this Agreement and to pay all related fees and expenses.

                                   ARTICLE 5
                      PRE-CLOSING FILINGS AND UNDERTAKINGS


         5.1      APPLICATIONS FOR FCC CONSENT.

                  As promptly as practicable and no later than five (5) Business Days following the execution of this Agreement, Seller and Buyer shall jointly file one or more applications with the FCC requesting the FCC's consent to the assignment of the FCC Licenses for the Station from Seller to Buyer as provided for in this Agreement (the "Assignment Applications"). Seller and Buyer will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, and use their respective reasonable best efforts to resolve objections that may be asserted by the FCC or any third party, in order to obtain promptly the requested consent and approval of the Assignment Applications by the FCC.

         5.2      HART-SCOTT-RODINO.

                  As promptly as practicable and no later than ten (10) Business Days following the execution of this Agreement, Seller and Buyer shall complete any filing that may be required pursuant to Hart-Scott-Rodino (each an "HSR Filing"), or shall mutually agree that no such filing is required. Seller and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of Hart-Scott-Rodino. The parties hereto shall use their reasonable best efforts to resolve objections, if any, that may be asserted under Hart-Scott-Rodino or any other antitrust Law in connection with the transactions provided for in this Agreement.

         5.3      SHARING INFORMATION.

                  Each party hereto shall as promptly as possible, and in any event within five (5) Business Days, inform the other of any material communications between such party and the Federal Trade Commission, the Department of Justice, the Federal Communications Commission or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby. If any party receives a request for additional information or documentary material from any such Governmental Authority, then such party shall endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other parties, an appropriate response to such request.

                                   ARTICLE 6
                       COVENANTS AND AGREEMENTS OF SELLER

         Subject to Section 8.1 below, Seller covenants and agrees with Buyer as follows:

         6.1      NEGATIVE COVENANTS.

                  Pending and prior to the Closing, Seller will not, without the prior written consent or approval of Buyer, do or agree to do any of the following, as such actions relate to the Station:

                  6.1(a) Dispositions; Mergers. Sell, assign, lease or otherwise transfer or dispose of any of the Elcom Assets, or merge or consolidate with or into any other entity or enter into any Contracts or agreements relating thereto; provided, however, that Seller may sell, assign, lease or otherwise transfer or dispose of any Elcom Asset at substantially fair market value and in the Ordinary Course of Business, provided that either (i) it is replaced or (ii) the sale proceeds in respect of such Elcom Asset are held for the benefit of the Buyer.

                  6.1(b) Accounting Principles and Practices. Change or modify any of Seller's accounting principles or practices or any method of applying such principles or practices, except as required by GAAP.

                  6.1(c) Additional Agreements. Acquire or enter into any Additional Agreements, except in the Ordinary Course of Business, or renew, extend, amend, alter, modify, replace or otherwise change any Material Contract, except (i) in the Ordinary Course of Business or, (ii) as otherwise permitted by Section 6.1(e) and Section 6.1(f); provided, however, under no circumstance shall Seller renew, extend, amend, alter, modify, replace, otherwise change or enter into (a) any Program Contract requiring the payment of cash for the Station which will be binding on Buyer after the Closing Date, or (b) any other Contract requiring payments by Seller (i) under each such Contract in excess of $25,000, and (ii) under all such Contracts requiring aggregate payments of more than $75,000.

                  6.1(d) Employee Matters. Except as required by Law or as disclosed in Schedule 6.1(d), (i) enter into, become subject to or amend or modify any existing employment, labor, union, or professional service Contract not terminable at will, or any Plan or Benefit Arrangement or other bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan, other than the Elcom Employee Benefit Plans or (ii) increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee or increase any amounts payable pursuant to any severance arrangements for officers or employees of Seller. Notwithstanding the foregoing, Seller may pay its employees prior to Closing a ratable portion of the bonuses that would normally be paid following the end of Seller's fiscal year; provided, however, that Seller shall inform Buyer in writing of any such payments at Closing and provided further that Seller shall not receive any proration or other adjustment to the Purchase Price as the result of any such payments.

                  6.1(e) Actions Affecting FCC Licenses or Contracts. Take any action which may jeopardize the validity or enforceability of or rights under the FCC Licenses, or take any action under any Material Contract which would result in a material breach or default thereof.

                  6.1(f) Trade-Out Agreements. Enter into or renew any Trade-out Agreement that would be binding on Buyer after the Closing Date, except in the Ordinary Course of Business and which requires the provision of broadcast time having a value of less than $15,000 individually, and $75,000 in the aggregate as of the Closing Date for the Station. All outstanding positive and negative trade balances of the Station shall be prorated pursuant to
Section 2.4(b) hereof. As of the Closing Date, the total outstanding negative balance under all Trade-out Agreements of the Station shall not exceed $100,000.

                  6.1(g) Broadcast Time Sales Agreements. Enter into or renew any time sales agreement except in the Ordinary Course of Business and which are for cash at prevailing rates for a term not exceeding six (6) months.

                  6.1(h) Network Affiliation Agreements, TBAs and LMAs. Acquire or enter into or renew any time brokerage agreement, local marketing agreement, or network affiliation agreement for the Station.

                  6.1(i) Programming. Program or broadcast any Program Contract or syndicated program, except in the Ordinary Course of Business.

                  6.1(j) Encumbrances. Create, assume or permit to exist any Encumbrances upon any of the Elcom Assets except for Permitted Encumbrances and Encumbrances that will be discharged prior to or on the Closing Date.

                  6.1(k) Transactions With Affiliates. Enter into any transaction with any Affiliate of Seller that will be binding upon Buyer, the Elcom Assets or the Station on or after the Closing Date.

                  6.1(l) Waivers. Waive any material right relating to the Station or the Elcom Assets, except in the Ordinary Course of Business.

         6.2      AFFIRMATIVE COVENANTS.

                  Pending and prior to the Closing Date, Seller will:

                  6.2(a) Preserve Existence. Preserve its existence as a corporation and keep Seller's business organization intact, maintain Seller's existing franchises and licenses in accordance with this Agreement, and use Seller's commercially reasonable efforts to preserve for Buyer the relationships of the Station with suppliers, customers, employees and others with whom the Station has business relationships, and keep all of the Elcom Assets substantially in their present condition.

                  6.2(b) Normal Operations. Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.1) (i) carry on the businesses and activities of the Station, including without limitation, promotional activities, the sale of advertising time, entering into other contracts and agreements, or purchasing and scheduling of programming, in the Ordinary Course of Business;
(ii) pay or otherwise satisfy all obligations (cash and barter) of the Station as they come due and payable as originally contracted; (iii) maintain all Elcom Assets in customary repair, maintenance and condition; and (iv) maintain its books of account, records, and files in substantially the same manner as heretofore maintained.

                  6.2(c) Interruption of Broadcast Operations. Seller will promptly notify Buyer in writing if the Station ceases to broadcast at the Station's authorized power for more than twenty-four (24) consecutive hours. Such notice shall specify the reason or reasons for such cessation and the corrective measures taken or to be taken by Seller.

                  6.2(d) FCC Matters. (i) Maintain the validity of the FCC Licenses, and comply in all material respects with all requirements of the FCC Licenses and the rules and regulations of the FCC; and (ii) deliver to Buyer, within ten (10) Business Days after filing, copies of any reports, applications or responses to the FCC related to the Station that are filed between the date of this Agreement and the Closing Date.

                  6.2(e) Network Affiliation. Use Seller's best efforts to maintain in full force and effect Seller's present network affiliation agreements for the Station (and any and all modifications and renewals thereof).

                  6.2(f) Taxes. Pay or discharge when due and payable all Taxes payable by Seller or the Station

                  6.2(g) Contracts. Pay and perform Seller's obligations in the Ordinary Course of Business under the Contracts to which it is a party and under any Additional Agreements that shall be entered into by Seller between the date hereof and the Closing in accordance with the respective terms and conditions of such Contracts.

                  6.2(h) Actions. Take all corporate and other actions (including, without limitation, all shareholder action) under the applicable Laws and regulations of any state having jurisdiction over Seller necessary to effectuate the transactions contemplated by this Agreement and by the other Seller Documents.

                  6.2(i) Access. (i) Give to Buyer and Buyer's authorized representatives access upon reasonable prior notice during normal business hours to offices, properties, assets, books and records, employment files, Contracts and reports, commitments, facilities, premises, and equipment of the Station and to Seller's respective directors, officers and employees, agents and representatives (including, without limitation, the independent accountants of Seller); (ii) cooperate in all reasonable respects with Buyer's request to conduct an audit of the Sellers' financial information as Buyer may reasonably determine is necessary to satisfy Buyer's senior lenders and Buyer's public company reporting requirements pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 including, without limitation, (A) using commercially reasonable efforts to obtain the consent of Sellers' auditors to permit Buyer and Buyer's auditors to have access to such auditors' work papers,
(B) consenting to such access by Buyer and (C) executing and delivering to Buyer's independent auditors such customary management representation letters as the auditors may require as a condition to such auditors ability to deliver an unqualified report upon the audited financial statements of the Station; and (iii) on five (5) Business Days prior notice, permit Buyer and Buyer's consulting engineers and independent contractors, at Buyer's expense, to conduct engineering and other inspections of the Station and the Elcom Assets, provided that all access under subparagraphs (i), (ii) and (iii) shall be upon reasonable prior notice and in a manner that will not interfere with any of the Station's operations.

                  6.2(j) Encumbrances. Pay in full all Liabilities associated with the business and operations of the Station and use Seller's reasonable commercial efforts to obtain discharges of all Encumbrances and similar claims by third parties (other than Permitted Encumbrances) encumbering the Elcom Assets at or prior to the Closing Date.

                  6.2(k) Insurance. Maintain in full force and effect all of Seller's existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

                  6.2(l) Financial Statements. Commencing with the calendar month of June, 1998, and for each calendar month, fiscal quarter and fiscal year thereafter, provide Buyer with copies of unaudited balance sheets and income statements of Seller relating to the business and operations of the Station, substantially in the form currently generated employing the principles currently used for such statements, within twenty (20) days after the end of each such period. Seller further agrees to provide Buyer with weekly sales pacing reports for the Station within ten (10) days after the end of each such week.

                  6.2(m) Violations. Upon receiving notice or otherwise becoming aware of any violation relating to the FCC Licenses, any violation by the Station of any rules and regulations of the FCC, or any material violations under any other applicable Laws and regulations, promptly notify Buyer and, at Seller's expense, use reasonable commercial efforts to cure all such violations prior to the Closing Date.

                  6.2(n) Environmental Matters. (i) Promptly furnish to Buyer written notice of any discharge of any Hazardous Materials or of any actions or notices described in Section 3.16; and (ii) any material change in the information set forth in Section 3.16 or Schedule 3.16(e). Seller shall permit Buyer and Buyer's agents, as soon as practical after the date hereof and upon Buyer's request therefor, access to the Real Property and the leased Real Property for the purpose of conducting, at Buyer's expense, (x) a Phase I environmental audit, and (y) a Phase II environmental audit, should the Phase I environmental audit recommend that such Phase II environmental audit be performed. Any such environmental audits shall be conducted by a reputable environmental investigatory firm of Buyer's choice subject to the reasonable approval of Seller and in a manner as will not unreasonably interfere with the normal business and operations of the Station. Seller shall permit Buyer and Buyer's agents to discuss with the Station's management, environmental engineer and environmental consultants any environmental matters concerning the Station which are raised (i) in the Phase I reports provided to Buyer, and (ii) in any Phase I or Phase II environmental audits conducted pursuant to this Section 6.2(n).

                  6.2(o) Signal Strength and Contour. Seller shall permit Buyer and Buyer's agents to conduct, at Buyer's expense, (i) tests of the Station's signal strength, and (ii) a contour study of the Station's signal.

                  6.2(p) Updating. At reasonable intervals following the date hereof, use reasonable efforts to provide Buyer with documentation regarding any material changes to the Schedules hereto including, without limitation, copies of Additional Agreements. No such updating to the Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 9 hereof, or the compliance by the Seller with the Seller's covenants and agreements set forth herein.

                  6.2(q) Books and Records. Seller agrees to (i) maintain books and records included in Excluded Assets pursuant to Section 2.2(d) hereof for a period of ten (10) years following the Closing Date, unless earlier released by Buyer and (ii) give Buyer and Buyer's authorized representatives full and complete access upon reasonable notice during normal business hours to such books and records, to the extent such books and records reasonably relate to the Elcom Assets or the ownership or operation of the Station.

                  6.2(r) Employee List. At least fifteen (15) days prior to Closing, Seller will provide Buyer with a true and complete updated list of all Station employees, including each such employee's position, title, salary and date of hire.

                  6.2(s) News Service Agreement. Seller shall use its reasonable best efforts to take all actions necessary to extend the termination of the Program License Agreement until March 31, 1999.

                  6.2(t) Consents. Seller shall use its best efforts to take all actions necessary to obtain all Consents, approvals and agreements of any third parties necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, including, without limitation, any Consent of the parties to the Contracts which require prior consent to assignment in order to consummate the transactions contemplated hereby.

         6.3      CONFIDENTIALITY.

                  Seller shall maintain strict confidentiality with respect to all documents and information furnished to Seller by or on behalf of Buyer or retained by Seller pursuant to Section 2.1(g). Nothing shall be deemed to be confidential information that: (a) is known to Seller at the time of its disclosure to Seller; (b) becomes publicly known or available other than through disclosure by Seller; (c) is received by Seller from a third party not actually known by Seller to be bound by a confidentiality agreement with or obligation to Buyer; or (d) is independently developed by Seller as clearly evidenced by its records. Notwithstanding the foregoing provisions of this
Section 6.3, Seller may disclose such confidential information (x) to the extent required or deemed advisable to comply with applicable Laws and regulations, (y) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (z) to any Governmental Authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, Seller will return to Buyer all documents and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

                                   ARTICLE 7
                       COVENANTS AND AGREEMENTS OF BUYER

         Buyer covenants and agrees with Seller as follows:

         7.1      CONFIDENTIALITY.

                  Buyer shall maintain strict confidentiality with respect to all documents and information furnished to Buyer by or on behalf of Seller. Nothing shall be deemed to be confidential information that: (a) is known to Buyer at the time of its disclosure to Buyer; (b) becomes publicly known or available other than through disclosure by Buyer; (c) is received by Buyer from a third party not actually known by Buyer to be bound by a confidentiality agreement with or obligation to Seller; or (d) is independently developed by Buyer as clearly evidenced by its records. Notwithstanding the foregoing provisions of this Section 7.1, (i) Buyer may disclose such confidential information (x) to the extent required or deemed advisable to comply with applicable Laws and regulations, (y) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties are informed of the confidentiality of such information), and (z) to any Governmental Authority in connection with the transactions contemplated hereby, and (ii) following the Closing Date, Buyer may disclose such confidential information to the extent that relates solely to Seller or the Station. In the event this Agreement is terminated, Buyer will return to Seller all documents and other material prepared or furnished by Seller relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

         7.2      ACTIONS.

                  Prior to the Closing, Buyer shall take all corporate and other action under the applicable Laws and regulations of any state having jurisdiction over Buyer necessary to effectuate the transactions provided for in this Agreement and the other Buyer Documents.

         7.3      ACCESS.

                  Buyer agrees to (i) hold either (x) all of the books and records of the Station existing on the Closing Date or (y) copies of all such books and records until the date which is ten (10) years from the Closing Date, unless earlier released by Seller and (ii) give Seller and Seller's authorized representatives full and complete access upon reasonable notice during normal business hours to such books and records or copies of such books and records, as the case may be, of the Station existing on the Closing Date.

         7.4      NOTICE OF CERTAIN EVENTS.

                  Buyer agrees to promptly notify Seller of any fact or circumstance of which Buyer becomes aware after the date of this Agreement which would cause it not to meet any qualification to be the assignee of and in control of the FCC Licenses or which it believes may delay a routine grant of the Assignment Applications. Buyer will use its best efforts to remedy such fact or circumstance. Buyer will not take any action that Buyer knows, or has reason to believe, would result in the occurrence of any such fact or circumstance.

         7.5      COMPLIANCE WITH LAWS.

                  Buyer shall use its best efforts to obtain and hold all permits, licenses and approvals from all Governmental Authorities necessary in order to conduct the operations of the Station in accordance with applicable Law, as presently conducted, and to own, use and maintain the Elcom Assets.

         7.6      USE OF NAME AND LOGO.

                  Buyer will cease using, as soon as is practicable following the Closing Date but in no event later than ninety (90) days thereafter, any trademark or tradename using the word "Elcom" or any name confusingly similar thereto in any written or other communication.

                                   ARTICLE 8
                      MUTUAL COVENANTS AND UNDERSTANDINGS
                              OF SELLER AND BUYER


         8.1      POSSESSION AND CONTROL.

                  Notwithstanding any other provision of any Seller Document or Buyer Document, between the date hereof and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Station, and such operation, including complete control and supervision of all programming, finances and employment, shall be the sole responsibility of Seller; provided, however, that Buyer shall be entitled to inspect the Elcom Assets as provided in Section 6.2(f). On and after the Closing Date, Seller shall have no control over, or right to intervene, supervise, direct or participate in, the business and operations of the Station.

         8.2      RISK OF LOSS.

                  The risk of loss or damage by fire or other casualty or cause to the Elcom Assets until the Closing Date shall be upon Seller. In the event of such loss or damage prior to the Closing Date, Seller shall use reasonable commercial efforts to restore, replace or repair the damaged Elcom Assets at Seller's sole cost and expense. In the event such loss or damage shall not be restored, replaced, or repaired as of the Closing Date, Buyer shall proceed with the Closing and receive at Closing a reduction of the Purchase Price in an amount which, net of any insurance proceeds paid by Seller to Buyer is sufficient to pay for such restoration, replacement or repair.

         8.3      PUBLIC ANNOUNCEMENTS.

                  Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consultation with or written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Seller or Buyer (or any Affiliate of Seller or Buyer) is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         8.4      EMPLOYEE MATTERS.

                  8.4(a) In addition to the assumption by Buyer at Closing of all of Seller's obligations under each employment agreement to which Seller is a party, at least five (5) days prior to the Closing Date, Buyer shall designate in writing which employees of the Station Buyer shall offer employment after the Closing Date (all such employees who accept such offers of employment shall be referred to herein as the "Designated Employees"; all employees who do not receive an offer of employment from Buyer and all employees who receive an offer, but such offer is not on terms substantially similar to their employment with Seller (substantially similar shall be deemed to mean comparable job description, location and salary) and do not accept the offer shall be referred to herein as the "Non-Transferred Employees", it being understood and agreed that employees receiving an offer of employment from Buyer on substantially similar terms to their employment with Seller but who choose not to accept such offer shall not be deemed "Non-Transferred Employees" for purposes of Section 8.4(e) below). Such employment by Buyer of the Designated Employees shall be subject to the terms, conditions and policies of employment established by Buyer. Nothing in this Section 8.4 is intended to guarantee employment for any Designated Employee for any length of time after the Closing Date and Buyer shall not assume any Elcom Employee Benefit Plans as listed on Schedule 3.14(a).

                  8.4(b) Except as provided otherwise in this Section 8.4, Seller shall pay, discharge and be responsible for (a) all salary and wages arising out of or relating to the employment of the employees of the Station prior to the Closing Date, (b) all accrued and unpaid vacation pay, (c) any employee benefits arising under the Elcom Employee Benefit Plans during the period prior to the Closing Date and (d) all severance Liabilities and all COBRA Liabilities for any Non-Transferred Employees (subject to the Buyer's reimbursement obligation set forth in Section 8.4(e)). Buyer acknowledges and agrees that if the Closing is effective on or after January 1, 1999, Seller shall have no Liability for any accrued vacation of the employees of the Station for the calendar year 1999 which accrues during calendar year 1999. From and after the Closing Date, the Buyer shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment of the Designated Employees on and after the

Closing Date. The Buyer shall be responsible for all severance Liabilities, and all COBRA Liabilities for any Designated Employees terminated by Buyer on or after the Closing Date.

                  8.4(c) For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service pursuant to any employment program provided by the Buyer in any such plan for which a Designated Employee may be eligible after the Closing, the Buyer shall ensure that, to the extent permitted by Law, service by such Designated Employee with the Station shall be deemed to have been service with the Buyer.

                  8.4(d) Except as otherwise provided in this Section 8.4 or in any employment, severance or retention agreements of any Designated Employees, all Designated Employees shall be at-will employees, and the Buyer may terminate their employment or change their terms of employment at will. No employee (or beneficiary of any employee) of the Station may sue to enforce the terms of this Agreement, including specifically this Section 8.4, and no employee or beneficiary shall be treated as a third party beneficiary of this Agreement. Except to the extent provided for herein, the Buyer may cover the Designated Employees under existing or new benefit plans, programs, and arrangements, and may amend or terminate any such plans, programs, or arrangements at any time.

                  8.4(e) Buyer agrees (i) to reimburse Seller for all severance Liabilities and COBRA Liabilities for Non-Transferred Employees which are paid by the Buyer pursuant to Section 8.4(b) and which are consistent with the Seller's severance practices in effect as of the date hereof as described in writing to Buyer; plus whatever additional consideration would be necessary to secure the release referenced below provided, however, the reimbursement obligation described herein shall be conditioned upon the execution of a release from each of the Non-Transferred Employees which releases Seller and Buyer from all such Liabilities; and (ii) to indemnify and hold Seller harmless from and against any and all claims made against or any Liabilities of Seller or any Affiliate of Seller as a result of the termination of any Non-Transferred Employees, including, but not limited to any claims by Non-Transferred Employees alleging discrimination or violation of any employment Laws in the Buyer's hiring process or the Seller's termination process in accordance with the terms of this Agreement.

         8.5      COLLECTION OF ACCOUNTS RECEIVABLE.

                  The Accounts Receivable are and shall remain at all times an Excluded Asset and shall not become the property of Buyer at the Closing. Buyer agrees, for a period of 180 days following the Closing Date, to use Buyer's commercially reasonable efforts to collect the Accounts Receivable in the normal and Ordinary Course of Business as Seller's agent for collection and will apply all such amounts collected to the debtor's oldest account receivable (unless and only to the extent that such debtor disputes that such account receivable is properly due); provided, however, that such obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency, or any other extraordinary means of collection, unless authorized in writing by Seller. Buyer agrees to cooperate fully with Seller as to any litigation or other collection efforts instituted by Seller to collect delinquent Accounts Receivable and Seller agrees to consult with Buyer prior to instituting any litigation or other collection efforts and thereafter to take only such actions as are commercially reasonable. On or before the fifteenth (15th) day of each month, Buyer shall deliver to Seller a statement or report showing all such collections effected since the last report delivered and all commissions with respect thereto, together with a check or draft for the amount of such collections. If authorized by Seller, and at Seller's expense, Buyer shall have full power and authority as Seller's agent for collection to settle disputes, effect compromises, institute and terminate suits relating thereto, and generally to pursue such collections in accordance with Buyer's customary collection procedures, including employment of counsel or a collection agency or any other extraordinary means, in all instances acting as agent for Seller, but without any necessity to disclose that fact. If at any time Buyer in good faith determines that any of the Accounts Receivable are uncollectible, Buyer shall notify Seller of such determination and upon Seller's written request shall furnish or make available to Seller all records, files, and data relating to such accounts and Buyer's determination of uncollectibility. Buyer's obligation to collect the Accounts Receivable as Seller's agent shall expire at the end of the sixth (6th) full month following the Closing Date and, within fifteen (15) days after the end of such month, Buyer shall render a final statement or report showing Accounts Receivable collected and uncollected. Seller may terminate Buyer's right to collect any or all of the Accounts Receivable upon written notice delivered to Buyer, at any time that Seller determines in good faith that Buyer is not pursuing the collection of the Accounts Receivable in a commercially reasonable manner consistent with Buyer's customary collection procedures with respect to its accounts receivable, in which event the collection of such account or accounts shall be Seller's sole responsibility.

         8.6      PRESERVATION OF BOOKS AND RECORDS.

                  For a period of three (3) years after the Closing Date, the Seller agrees not to dispose of, and agrees to provide Buyer reasonable access to, any material books or records in such Seller's possession immediately after the Closing Date that relate to the business or operations of the Station prior to the Closing Date.

                                   ARTICLE 9
                            CONDITIONS PRECEDENT TO
                          BUYER'S OBLIGATION TO CLOSE

                  The obligations of Buyer to purchase the Elcom Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

         9.1      REPRESENTATIONS AND COVENANTS.

                  Each of the representations and warranties (other than those representations and warranties which by their terms are as of a specific date) of Seller made in this Agreement or in any other Seller Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or as of the Closing Date (except for representations and warranties that speak of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time)), and Seller shall have performed and complied in all material respects, with all covenants and agreements required by this Agreement or any other Seller Document to be performed or complied with by Seller on or prior to the Closing.

         9.2      CONSENTS.

                  Seller shall have obtained prior to the Closing Date the following Consents:

                  9.2(a) All Consents, authorizations or approvals of any Governmental Authorities necessary to effect the transfer of the Elcom Assets, except for the FCC Order, which shall be governed by Section 9.4 and except for any HSR Filing, which shall be governed by Section 9.6.

                  9.2(b) All Consents, authorizations and approvals from third parties for the transfer to Buyer of (i) all leases or subleases of Real Property, (ii) the network affiliation agreement of the Station, and (iii) all syndicated Program Contracts and programming agreements which are listed in
Schedule 9.2(b).

         9.3      DELIVERY OF DOCUMENTS.

                  Seller shall have delivered to Buyer the Seller Documents and all other contracts, agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 11.2.

         9.4      FCC ORDER.

                  The FCC Order shall have become a Final Order and any terms and conditions required as a result of such order shall have been satisfied.

         9.5      LEGAL PROCEEDINGS.

                  No court or Governmental Authority shall have enacted, enforced, issued or entered any Law, rule, regulation, injunction, restraining order or decree of any nature, including in connection with any action or proceeding brought by a third party, (not subsequently dismissed, settled or otherwise terminated) which restrains, prohibits or invalidates the transactions contemplated by this Agreement or any other Seller Document or prevents, materially limits, restricts or impairs the ownership, use or operation of the Elcom Assets or the Station by Buyer following the transfer of the Elcom Assets to Buyer, other than an action or proceeding instituted by Buyer. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not have the right to refuse to close the transactions provided for in this Agreement on the grounds of an adverse development relating to the FCC's proceedings concerning television ownership rules, other than changes that have become effective that would make ownership of the Elcom Assets by Buyer unlawful.

         9.6      HART-SCOTT-RODINO.

                  All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.

         9.7      TITLE INSURANCE; SURVEY

                  Buyer shall have received the Title Insurance Commitment and the Survey with respect to the Real Property described in Schedule 2.1(b), in form and substance reasonably satisfactory to Buyer.

         9.8      TOWER LEASE.

                  The Tower Lease (the "Tower Lease") dated as of December 7, 1990 by and between Toledo Television Limited Partnership and Toledo Telecasting, Inc. for the Station's transmitter tower shall have been amended to provide Buyer with a guaranteed remaining term of not less than twenty (20) years and such other terms as are specified on Schedule 9.8.

         9.9      MATERIAL ADVERSE EFFECT.

                  There shall not have occurred, between the date of this Agreement and the Closing Date, any condition or event that has had a Material Adverse Effect, or any condition or event that is likely to result in a Material Adverse Effect.

                                   ARTICLE 10
                            CONDITIONS PRECEDENT TO
                          SELLER'S OBLIGATION TO CLOSE

         The obligations of Seller to sell, transfer, convey and deliver the Elcom Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of each of the following conditions:

         10.1     REPRESENTATIONS AND COVENANTS.

                  Each of the representations and warranties of Buyer made in this Agreement or in any other Buyer Document shall be true and correct in all material respects as though made on or as of the Closing Date; and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer on or prior to the Closing.

         10.2     DELIVERY BY BUYER.

                  Buyer shall have delivered to Seller the Purchase Price and all Buyer Documents and all other contracts, agreements, instruments and other documents required to be delivered by Buyer to Seller pursuant to Section 11.3.

         10.3     FCC ORDER.

                  The FCC Order shall have been issued and become a Final Order and any terms and conditions required as a result of such order shall have been satisfied.

         10.4     LEGAL PROCEEDINGS.

                  No Governmental Authority shall have enacted, enforced, issued or entered any Law, rule, regulation or order, including in connection with any action or proceeding brought by a third party, enacted, enforced, issued or entered any Law, rule, regulation or order (not subsequently dismissed, settled, or otherwise terminated) which prohibits or invalidates the transactions contemplated by this Agreement or any other Buyer Document, other than an action or proceeding instituted by Seller.

         10.5     HART-SCOTT-RODINO.

                  All applicable waiting periods under Hart-Scott-Rodino shall have expired or terminated.

                                   ARTICLE 11
                                  THE CLOSING


         11.1     CLOSING.

                  The Closing hereunder shall take place at the offices of Raycom Media Inc., Montgomery, Alabama on the later to occur of January 1, 1999 and the last Business Day during the month in which the FCC Order shall have become a Final Order, or on such other date or at such other time and place as the parties shall mutually agree in writing (the "Closing Date"). If the Closing occurs on January 1, 1999, Seller shall be entitled to interest of Ten and 55/100 percent (10.55%) on the Purchase Price for the period from January 1, 1999 until the date Seller receives the Purchase Price. The Closing shall be deemed effective as of the Effective Time. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

         11.2     DELIVERY BY SELLER.

                  At or before the Closing, Seller shall deliver to Buyer the following:

                  11.2(a) Agreements and Instruments. The following agreements and instruments of transfer, dated as of the Closing Date, duly executed by
Seller:

                              (i)   the Bill of Sale;

                              (ii)  the Assignment of FCC Licenses;

                              (iii) certificates of title with respect to the
motor vehicles listed on Schedule 2.1(f) or if any such motor vehicles are leased by Seller, an assignment of such lease;

                              (iv)   special or limited warranty deeds for all
Real Property owned by Seller in the form appropriate to the jurisdictions in which such Real Property is located;

                              (v)    memoranda of assignment for all Real
Property leased by Seller in a recordable form appropriate to the jurisdictions in which the Real Property is located;

                              (vi)   all such other general instruments of
transfer, assignment and conveyance, certificates of title, assignments, evidences of consent or waiver, and other instruments or documents in form and substance reasonable satisfactory to Buyer and Buyer's lenders, as shall be necessary to evidence or perfect the sale, assignment, transfer and conveyance of the Elcom Assets to Buyer and effectively vest in Buyer all right, title and interest in the Elcom Assets free and clear of any and all Encumbrances (other than Permitted Encumbrances) and other restrictions in accordance with the terms of this Agreement, together with possession (or constructive possession, in the case of intangibles) thereof;

                              (vii)  estoppel certificates from all landlords or
lessors under leases of Real Property under which Seller is tenant or lessee, all in a form and substance reasonably acceptable to Buyer; and

                              (viii) a lien search report dated not more than
fifteen (15) Business Days prior to the Closing Date of the appropriate filing offices in the applicable jurisdictions where the Seller does business evidencing no judgments, financing statements, tax liens, mechanics', materialmen's or other statutory liens on file with respect to the Elcom Assets, subject to such requests for updated information relating to any of the foregoing kinds of liens for the period between the date of such report and the Closing Date as Buyer may reasonably request and which Seller shall use commercially reasonable efforts to deliver to Buyer. If the lien search report or any update thereto evidences that judgments, financing statements, tax liens, mechanics', materialmen's, or other statutory liens are on file with respect to any of the Elcom Assets, prior to or on the Closing Date, Seller shall deliver or cause to be delivered to Buyer a termination statement or other appropriate document signed by the secured party or lienholder evidencing the release or termination of such financing statement or such lienholder evidencing the release or termination of such financing statement or such lien or a pay-off letter from such secured party or lienholder indicating that such party or lienholder will provide such release or termination statement upon receipt of payment from the proceeds of the sale contemplated herein.

                  11.2(b) Consents. Copies of all Consents Seller has been able to obtain to effect the assignment to Buyer of the Contracts listed on Schedule 2.1(e).

                  11.2(c) Seller Documents. Such certificates, opinions, instruments or documents, including any Seller Documents not previously delivered, as Buyer may reasonably request in order to effect and document the transactions provided for herein.

                  11.2(d) Certified Resolutions. A copy of (i) the resolutions of the board of directors of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby and (ii) a copy of the Certificate of Incorporation and Bylaws of Seller, certified by a duly authorized officer of Seller as being true, correct and complete as of the Closing Date.

                  11.2(e)  Officers' Certificates.

                           (i)   A certificate of Seller signed by a duly
authorized officer of Seller certifying that all conditions set forth in Section
9.1 have been satisfied, that there has been no material adverse change in the condition of the Station or the Elcom Assets as of the date of this Agreement.

                           (ii)  A certificate of Seller signed by a duly
authorized officer of Seller certifying that Seller has performed in all material respects all of its obligations and agreements and complied in all material respects with all of its covenants set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

                           (iii) A certificate signed by the Secretary of Seller
as to the incumbency of the officers executing this Agreement and any other Seller Document on behalf of the Seller.

                           (iv)  A certificate of the Chief Financial Officer of
Seller certifying to Buyer that all amounts outstanding under any Program Contracts of the Station shall have been paid in full as of the Closing Date.

                  11.2(f) Raycom Joinder Agreement. The Raycom Joinder Agreement, duly executed by an executive officer of Raycom Media, Inc.

                  11.2(g) Good Standing Certificates. To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of the Seller issued by the appropriate governmental authorities in the states of organization and each jurisdiction in which Seller is qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the Closing Date.

                  11.2(h) Other Documents. Such other documents to be delivered by Seller hereunder as are reasonably necessary for Buyer to effectuate and document the transactions contemplated hereby.

         11.3     DELIVERY BY BUYER.

                  At or before the Closing, Buyer shall deliver (or take all actions necessary to cause to be delivered) to Seller the following:

                  11.3(a) Purchase Price. The Purchase Price, payable in the amount and manner set forth in Section 2.5 hereof. ------------

                  11.3(b) Bill of Sale. The Bill of Sale, dated as of the Closing Date and duly executed by Buyer pursuant to which Buyer will assume and undertake to perform Seller's obligations arising after the Effective Time under the Contracts.

                  11.3(c) Buyer Documents. Such certificates, opinions, instruments or documents, including any Buyer Documents not previously delivered, as Seller may reasonably request in order to effect and document the transactions provided for herein.

                  11.3(d) Certified Resolution. Copies of (i) the resolutions of the board of directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby and (ii) a copy of the Certificate of Incorporation and Bylaws of Buyer, certified by the Secretary of Buyer as being true, correct and complete as of the Closing Date.

                  11.3(e) Officers' Certificate.

                          (i)  A certificate of Buyer signed by a duly
authorized officer certifying that all conditions set forth in Section 10.1 have been satisfied and that all conditions to Seller's obligations hereunder have been satisfied; and

                          (ii) a certificate signed by the Secretary of Buyer as
to the incumbency of the officers of Buyer executing this Agreement or any of the other Buyer Documents on behalf of the Buyer.

                  11.3(f) Other Documents. Such other documents to be delivered by Buyer hereunder as are reasonably necessary for Seller to effectuate the transactions contemplated herein.

                                   ARTICLE 12
                           SURVIVAL; INDEMNIFICATION


         12.1     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  The representations, warranties, covenants or agreements made by the parties in this Agreement or in documents and instruments delivered pursuant hereto shall survive the Closing as follows: (a) the agreements specified in Sections 2.4, 2.6, 6.3, 7.1, 7.3, 7.6, 8.4, 8.5, 12.1, 15.1, 15.2,
15.3, 15.4 and 15.11 shall survive the Closing and shall continue in full force and effect until fully discharged or performed, (b) the representations and warranties specified in Article 3 and Article 4, and the indemnities specified in Section 12.2(a)(iii) and Section 12.2(b)(iii), shall survive the Closing for a period of twelve (12) months, and (c) the indemnities set forth in clauses
(i), (ii) and (iv) of Section 12.2(a) and clauses (i), (ii) and (iv) of Section 12.2(b) shall survive indefinitely. Except in respect of the agreements that survive the Closing as provided for in the preceding sentence (and with respect to the breach thereof, the non-breaching party shall have all rights available at law or equity for such breach), after the Closing neither the Buyer, on the one hand, nor Seller, on the other hand, shall have any recourse against the other as a result of the breach of any representation, warranty, covenant or agreement contained herein, any certificate, document or instrument delivered in connection herewith or otherwise arising out of or in connection with the transactions provided for in this Agreement. Notwithstanding anything herein to the contrary, any representation, warranty, covenant, or agreement which is the subject of a claim which is asserted in writing within twelve (12) months after the Closing Date shall survive with respect to such claim or dispute until the final resolution thereof.

         12.2     INDEMNIFICATION.

                  12.2(a) Indemnification by Seller. Subject to the conditions and provisions of Section 12.4 and Section 12.5, from and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Buyer and its respective officers, directors, employees, agents and shareholders (the "Buyer Indemnified Parties") from and against and in any respect of, any and all Losses, asserted against, resulting to, imposed upon or incurred by any Buyer Indemnified Party, directly or indirectly, by reason of or resulting from: (i) any failure by Seller to pay, perform or discharge any Liabilities of Seller not expressly assumed by Buyer pursuant hereto or pursuant to any Buyer Document; (ii) the business or operations of the Station during the period prior to the Closing Date; (iii) any misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to this Agreement or any other Seller Document; or (iv) any breach by Seller of any covenants of Seller contained in or made pursuant to this Agreement or any other Seller Document.

                  12.2(b) Indemnification by Buyer. Subject to the conditions and provisions of Section 12.4 and Section 12.5, from and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless Seller, its officers, directors, employees, agents and shareholders (the "Seller Indemnified Parties") from, against and with respect of, any and all Losses, asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from: (i) any failure by Buyer to pay, perform or discharge any Liabilities assumed by Buyer pursuant to Section 2.6 hereof hereto or pursuant to any Buyer Document;
(ii) the business or operations of the Station during the period from and after the Closing Date; (iii) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement or any other Buyer Document; or (iv) any breach by Buyer of any covenants of Buyer contained in or made pursuant to this Agreement or any other Buyer Document.

                  12.2(c) Limitations on Indemnification. Notwithstanding any other provision of this Agreement to the contrary, (i) neither party hereto shall be liable to the other party in respect of any indemnification hereunder pursuant to Section 12.2(a)(iii) or Section 12.2(b)(iii) except to the extent that the aggregate amount of Losses of the party seeking indemnification (the "Indemnified Party") from the other party (the "Indemnifying Party") under this Agreement exceeds One Hundred Thousand Dollars ($100,000)(the "Basket Amount"); provided, however, the Basket Amount shall not be applicable (A) to any amounts owed in connection with the determination of the prorations pursuant to Section 2.4(b), or (B) any amounts owed by Buyer pursuant to Section 8.4(e)(ii) hereof and (ii) the maximum liability of any party for indemnification pursuant to
Section 12.2(a)(iii) or Section 12.2(b)(iii) shall be Two Million and No/100 Dollars ($2,000,000.00).

                  12.2(d) Conditions on Indemnification. The obligations and liabilities of Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this Section 12, resulting from any Losses, shall be subject to the following terms and conditions:

                              (i) The Indemnified Party must give the
Indemnifying Party, notice of any such Losses promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.

                              (ii) The Indemnifying Party shall have the right
to undertake, by counsel or other representatives of its own choosing, the defense of such Losses at the Indemnifying Party's risk and expense.

                              (iii) In the event that the Indemnifying Party
shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

                              (iv) Anything in this Section 12.2 to the
contrary notwithstanding, (A) if there is a reasonable possibility that Losses may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Losses, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance satisfactory to the Indemnified Party, and (C) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses and (D) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith.

                              (v) In the event that an Indemnified Party has a
good faith basis for a claim for indemnification which does not involve a claim against it by a third party (a "Direct Claim"), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "Direct Claim Notice"), including with particularity the specific representation and warranty or covenant and agreement alleged to have been breached.

If the Indemnifying Party notifies the Indemnified Party that it disputes an Indemnified Party's right of indemnification with respect to a particular Direct Claim, the parties shall use their reasonable efforts to negotiate a resolution of such dispute promptly. Except to the extent of the limitations on indemnification set forth in this Article 12, nothing in this Section 12.2.(d)(v) shall be deemed to prevent any Indemnified Party from initiating litigation under this Agreement with respect to any Direct Claim disputed by the Indemnifying Party for the purpose of establishing the Indemnified Party's right to indemnification hereunder.

                                   ARTICLE 13
                                  TERMINATION


         13.1     TERMINATION.

                  This Agreement may be terminated at any time prior to the Closing by:

                  13.1(a) the mutual consent of Seller and Buyer;

                  13.1(b) Buyer, by written notice of termination delivered to Seller, if Seller is in material default of its obligations hereunder and has failed to cure such default to Buyer's reasonable satisfaction within thirty
(30) days following written notice of such default sent by Buyer to Seller;

                  13.1(c) Seller, by written notice of termination delivered to Buyer, if Buyer is in material default of its obligations hereunder and has failed to cure such default to Seller's reasonable satisfaction within thirty
(30) days following written notice of such default sent by Seller to Buyer; or

                  13.1(d) By either Buyer or Seller upon written notice of termination delivered to the other in the event the conditions precedent to such party's obligations to close have not been satisfied or the closing has otherwise failed to occur within nine (9) months from the date hereof.

         13.2     EFFECT OF TERMINATION.

                  In the event this Agreement is terminated as provided in this
Section 13.1(a), or (d), this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder with respect to the Station; provided, however, that the obligations of Buyer and Seller as in Sections 6.3, 7.1, 13.2, 15.2 and 15.3, shall survive such termination. If this Agreement is subject to termination as provided in Sections 13.1(b) or (c), the rights of the parties shall be governed by Article 14.

                                   ARTICLE 14
                                    REMEDIES


         14.1     DEFAULT BY SELLER.

                  If this Agreement is terminated by Buyer pursuant to
Section 13.1(b), Buyer shall be entitled as so:

                              (i) by written notice to Seller, to terminate
this Agreement, and to instruct the Escrow Agent to disburse the Escrow Deposit and earnings thereon in the manner provided in the Escrow Agreement; and

                              (ii) to pursue any and all remedies against
Seller available at law or in equity.

         14.2     DEFAULT BY BUYER; LIQUIDATED DAMAGES.

                  If this Agreement is terminated by Seller pursuant to Section 13.1(c), Seller, as Seller's sole and exclusive remedy, shall be entitled to receive the Letter of Credit from the Escrow Agent in accordance with the terms of the Escrow Agreement. Seller and Buyer have provided for the amount of the Escrow Deposit to be liquidated damages as the sole and exclusive remedy for Seller after having considered carefully the anticipated and actual harms and losses that would be incurred if Buyer defaults and thus fails to perform Buyer's obligations to consummate the transactions contemplated hereunder, the difficulty of ascertaining at this time the actual amount of damages, special and general, that Seller will suffer in such event, and the inconvenience or nonfeasibility of otherwise obtaining an adequate remedy in such event.

         14.3     REMEDIES NOT EXCLUSIVE.

                  Except as otherwise provided in Section 14.2, the remedies provided in this Article 14 shall be cumulative and not exclusive.

         14.4     SPECIFIC PERFORMANCE.

                  Seller and Buyer acknowledge that the Elcom Assets to be sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Seller shall fail to perform any of Seller's obligations hereunder, and Seller therefore confirms and agrees that Buyer's right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, in addition to any other remedies which Buyer may have hereunder or at law or in equity or otherwise, Seller hereby agrees that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

         14.5     OTHER TERMINATION.

                  In the event this Agreement shall not be consummated for any reason other than as specified in Section 14.2, Buyer shall be entitled to receive the immediate return of the Letter of Credit from the Escrow Agent.

                                   ARTICLE 15
                               GENERAL PROVISIONS


         15.1     FURTHER ASSURANCES.

                  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all such further actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions provided for in this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement (including, without limitation, (i) effecting the calculations and payments contemplated by Section 2.4(b) and (ii) executing, delivering and filing or causing to be executed, delivered and filed such further documents and instruments and obtaining such consents (including governmental approvals), as may be necessary or reasonably requested in connection with the consummation of the transactions provided for herein). In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, each party hereto shall use its best efforts to take all such necessary action.

         15.2     BROKERS.

                  Seller represents to Buyer that except for Media Venture Partners (whose fee shall be paid solely by Seller), Seller has not engaged, or incurred any liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer represents to Seller that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Seller, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party (including, without limitation, the fee of Media Venture Partners). Notwithstanding any other provision of this Agreement, this Section 15.2 shall survive the Closing without limitation and shall not be subject to the Basket Amount contained in Section 12.1(c)(i).

         15.3     EXPENSES.

                  Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, Buyer and Seller shall each pay one half of all expenses with respect to all sales, use, documentary, stamp, gross receipts, registration, conveyance, excise, recording, license, filing or use Taxes or other similar Taxes and fees applicable to, imposed upon or arising out of the transactions contemplated hereby including, without limitation, any transfer Tax or filing fee relating to the assignment of the FCC Licenses, or the transfer of Real Property or personal property ("Transfer Taxes"), whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon, but excluding any Tax on or measured by net or gross income or gain of Seller (which Tax or fee shall be paid by Seller). Buyer shall pay all costs and expenses with respect to any HSR Filings and any title commitments, surveys or environmental site assessments Buyer elects to obtain in connection with the transaction provided for herein.

         15.4     MAIL.

                  Seller hereby authorizes and empowers Buyer from and after the Closing Date (a) to receive and open mail addressed to Seller and (b) to deal with the contents thereof in any manner Buyer sees fit, provided such mail and the contents thereof relate to Seller or the Elcom Assets (other than the Excluded Assets). Seller agrees to deliver to Buyer any mail, checks or other documents received by it pertaining to Seller or the Elcom Assets. Buyer agrees to deliver to Seller any mail which it receives to which it is not entitled by reason of the Agreement or otherwise and to which Seller is entitled.

         15.5     NOTICES.

                  All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

                              (i)      If to Buyer:

                                            STC Broadcasting, Inc.
                                            3839 4th Street North
                                            Suite 420
                                            St. Petersburg, Florida  33703
                                            Attn:  David A. Fitz
                                            Fax:   (727) 821-8092

                                       with copies (which shall not constitute
                                       notice) to:

                                            Hogan & Hartson L.L.P.
                                            555 Thirteenth Street, N.W.
                                            Washington, D.C. 20004
                                            Attn: William S. Reyner, Jr.
                                            Fax: (202) 637-5910

                                            Hicks, Muse, Tate & Furst
                                              Incorporated
                                            200 Crescent Court
                                            Suite 1600
                                            Dallas, Texas  75201
                                            Attn:  Lawrence D. Stuart, Jr.
                                            Fax:   (214) 740-7355

                              (ii)     If to Seller:

                                            Raycom Media, Inc.
                                            201 Monroe Street
                                            Montgomery, Alabama 36104
                                            Attention: John E. Hayes
                                            Fax: (334) 206-1555

                                       with a copy (which shall not constitute
                                       notice) to:

                                            Raycom Media, Inc.
                                            201 Monroe Street
                                            Montgomery, Alabama 36106
                                            Attention: Rebecca Bryan, Esq.
                                                       General Counsel
                                            Fax:  (334) 206-1554

                                       with a second copy (which shall not
                                       constitute notice) to:

                                            Gregory S. Curran
                                            Maynard, Cooper & Gale, P.C.
                                            1901 Sixth Avenue North
                                            2400 AmSouth/Harbert Plaza
                                            Birmingham, Alabama  35203-2618
                                            Fax:  (205) 254-1999

or such other address as the addressee may indicate by written notice to the other parties.

                  Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         15.6     WAIVER.

                  No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         15.7     BENEFIT AND ASSIGNMENT.

                  15.7(a) Except as hereinafter specifically provided in this
Section 15.7, no party hereto shall assign this Agreement, in whole or in part, whether by operation of Law or otherwise, without the prior written consent of Seller (if the assignor is Buyer) or Buyer (if the assignor is Seller); and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect; provided, however, Buyer shall have the right to assign this Agreement, in whole or in part, to any Affiliate so long as any such assignment will not delay in any material respect the processing by the FCC of the application for the assignment of the FCC Licenses. Any assignment in accordance with the terms hereof shall become effective upon delivery of written notice in accordance with Section 15.5.

                  15.7(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

         15.8     ENTIRE AGREEMENT; AMENDMENT.

                  This Agreement and the Escrow Agreement, including the Schedules and Exhibits hereto or thereto and the other instruments and documents referred to herein or therein or delivered pursuant hereto or thereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto.

         15.9     SEVERABILITY.

                  If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable Law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.





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
         15.10    HEADINGS.

                  The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

         15.11    GOVERNING LAW.

                  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of New York, excluding the choice of law rules thereof.

         15.12    SIGNATURE IN COUNTERPARTS.

                  This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.






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


         IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Asset Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.


                                                   SELLER

                                                   ELCOM OF OHIO, INC.



                                                   By: /s/ John E. Hayes
                                                       -----------------------
                                                       John E. Hayes
                                                       Its President



                                                   BUYER

                                                   STC BROADCASTING, INC.



                                                   By: /s/ David A. Fitz
                                                       -----------------------
                                                       David A. Fitz
                                                       Its Chief Financial
                                                       Officer














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